UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Goldleaf Financial Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, no par value per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
19,458,238 shares of Common Stock (includes restricted shares) and options to purchase 2,528,156 shares of Common Stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of (A) 19,458,238 shares of Common Stock multiplied by $0.98 per share and (B) options to purchase 70,500 shares of Common Stock with an exercise price per share less than $0.98 multiplied by $0.23 (which is the difference between $0.98 and the weighted average exercise price of $0.75 per share with respect to options having an exercise price per share less than $0.98).  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum of the numbers in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$19,085,288
	(5)	Total fee paid:
$1,065

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

GOLDLEAF FINANCIAL SOLUTIONS, INC.

350 Technology Parkway, Suite 200

Norcross, Georgia 30092

September 4, 2009

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Goldleaf Financial Solutions, Inc., to be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee, on September 29, 2009, at 8:00 a.m. Central Time.  Notice of the special meeting and the related proxy statement are enclosed.

At the special meeting, you will be asked to consider and vote on a proposal to approve an agreement and plan of merger that Goldleaf, Jack Henry & Associates, Inc. (“Jack Henry”), and Peachtree Acquisition Corporation, a wholly owned subsidiary of Jack Henry (“Merger Sub”), entered into on August 16, 2009.  If the merger is consummated, Merger Sub will merge with and into Goldleaf, Goldleaf will become a wholly owned subsidiary of Jack Henry and you will be entitled to receive $0.98 per share in cash for each share of Goldleaf common stock that you own, without interest and less any required withholding taxes.  You will also be asked to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger.  A copy of the merger agreement is attached as Annex A to the proxy statement.  We encourage you to read the entire proxy statement and the merger agreement carefully.  The proxy statement is dated September 4, 2009, and the proxy statement and the form of proxy are first being mailed to our shareholders on or about that date.

After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Goldleaf’s shareholders and recommends that you vote “FOR” the approval of the merger agreement and “FOR” the approval of the adjournment proposal.  In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interest of our shareholders generally.  See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 40.

Your vote is very important, regardless of the number of shares you own.  We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.  Our board of directors has established the close of business on August 28, 2009 as the record date for the determination of our shareholders entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting.  The failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” approval of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope or vote through the Internet or by telephone as described in the enclosed proxy card.  If you hold shares through a broker or other nominee, you should follow the voting procedures provided by your broker or nominee.

We greatly appreciate your prompt cooperation and your continued support of Goldleaf Financial Solutions, Inc.

Sincerely,

Robert A. McCabe, Jr.
Chairman of the Board of Directors

September 4, 2009

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

350 Technology Parkway, Suite 200

Norcross, Georgia 30092

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Goldleaf Financial Solutions, Inc.:

A special meeting of shareholders of Goldleaf Financial Solutions, Inc. will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee at 8:00 a.m., Central Time, on September 29, 2009.  References to “Goldleaf,” “we,” “our” or “us” in this notice and in the attached proxy statement refer to Goldleaf Financial Solutions, Inc. and its subsidiaries unless otherwise indicated by the context.  At the special meeting, shareholders will be asked:

(1)           To consider and vote on a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of August 16, 2009, by and among Jack Henry & Associates, Inc., a Delaware corporation (“Jack Henry”), Peachtree Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Jack Henry (“Merger Sub”), and Goldleaf.  Under the merger agreement, Merger Sub will merge with and into Goldleaf (the “merger”), and each outstanding share of our common stock, no par value per share (other than shares owned by Goldleaf, Jack Henry and Merger Sub), will be cancelled and extinguished and converted into the right to receive $0.98 in cash, without interest and less any required withholding taxes; and

(2)           To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Only shareholders of record at the close of business on August 28, 2009 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of it.  Please review the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted on at the meeting.

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.  Even if you plan to attend the special meeting in person, please vote by proxy or through the Internet or by telephone as described in the enclosed proxy card before the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend.  If you fail to vote, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Attendance at the special meeting is limited to shareholders.  If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 28, 2009, the record date.  Alternatively, to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE OR VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Robert A. McCabe, Jr.
Chairman of the Board of Directors

September 4, 2009

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Raymond James & Associates, Inc.

SUMMARY

The following summary, together with the “Questions and Answers About the Special Meeting and the Merger,” highlights selected information in this proxy statement.  We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of that topic.  Also, please see “Where You Can Find More Information” beginning on page 66.  References to “Goldleaf,” “we,” “our” or “us” in this proxy statement refer to Goldleaf Financial Solutions, Inc. and its subsidiaries unless otherwise indicated by the context.

The Parties to the Merger (Page 14)

Goldleaf

Goldleaf Financial Solutions, Inc.

350 Technology Parkway

Norcross, Georgia 30092

(678) 966-0844

Goldleaf offers a strategic suite of integrated technology and payment processing solutions to financial institutions of all sizes.  Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their presence and improve profitability through the efficient use of technology.

For more information about us, please visit our website at http://www.goldleaf.com.  Our website address is provided as an inactive textual reference only.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.  See also “Where You Can Find More Information” beginning on page 66.  Our common stock is publicly traded on The NASDAQ Global Market under the symbol “GFSI.”

Jack Henry

Jack Henry & Associates, Inc.

663 W. Highway 60

P.O. Box 807

Monett, Missouri 65708

Jack Henry was founded in 1976 as a provider of core information processing solutions for community banks.  Today, its extensive array of products and services includes processing transactions, automating business processes and managing information for more than 8,800 financial institutions and diverse corporate entities.  Jack Henry provides its products and services through three marketed brands: Jack Henry Banking, a leading provider of integrated data processing systems; Symitar, a leading provider of core data processing solutions for credit unions; and ProfitStars, a leading provider of highly specialized products and services to financial institutions that are primarily not core customers of Jack Henry.

For more information about Jack Henry, you may visit its website at http://www.jackhenry.com.  This website address is provided as an inactive textual reference only.  The information provided on Jack Henry’s website is not part of this proxy statement, and therefore is not incorporated by reference.

Merger Sub

Peachtree Acquisition Corporation

c/o Jack Henry & Associates, Inc.

663 W. Highway 60

P.O. Box 807

Monett, Missouri 65708

Peachtree Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed merger.  Merger Sub is a wholly owned subsidiary of Jack Henry and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.  On the consummation of the proposed merger, Merger Sub will cease to exist and Goldleaf will continue as the surviving corporation.

The Merger (Page 19)

The Agreement and Plan of Merger, which we refer to as the merger agreement, provides that Merger Sub will merge with and into Goldleaf (the merger).  Goldleaf will be the surviving corporation in the merger and will continue to do business as Goldleaf following the merger as a wholly owned subsidiary of Jack Henry.  In the merger, each outstanding share of Goldleaf common stock (other than shares owned by Goldleaf, Jack Henry and Merger Sub) will be cancelled and extinguished and converted into the right to receive $0.98 in cash, without interest and less any required withholding taxes, which amount we refer to in this proxy statement as the per share price.

Effects of the Merger

If the merger is completed, you will be entitled to receive $0.98 in cash, without interest and less any required withholding taxes, for each share of our common stock you owned.  As a result of the merger, we will cease to be an independent, publicly traded company.  You will not own any shares of the surviving corporation.

The Special Meeting (Page 16)

Time, Place and Date

The special meeting will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee at 8:00 a.m. Central Time, on September 29, 2009.

Purpose

You will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 28, 2009, the record date for the special meeting.  You will have one vote for each share of our common stock that you owned on the record date.  As of the record date, there were

19,458,238 shares of our common stock outstanding and entitled to vote.  The presence in person or by proxy of shareholders entitled to vote a majority of the total number of votes that may be cast at the special meeting as of the record date will be a quorum for the purpose of considering the proposals.

Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.  The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock casting votes at the meeting, whether in person or by proxy, excluding abstentions.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers held a total of 16.52% of the outstanding shares of our common stock entitled to vote at the special meeting.

Voting and Proxies

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, by voting through the Internet or by telephone as provided in the enclosed proxy card or by voting in person by appearing at the special meeting.  If you hold your shares in “street name,” that is, through a broker, bank or nominee, you must obtain a proxy from the institution that holds your shares if you did not receive one directly, and you may also be eligible for Internet or telephone voting by following instructions provided by your broker, bank or nominee.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting.  Because brokers or banks holding shares of our common stock in “street name” may vote your shares of our common stock on the approval of the merger agreement and adjournment of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on either proposal.  Consequently, there cannot be any broker non-votes in connection with either proposal at the special meeting.  It is very important that ALL of our shareholders vote their shares of our common stock, so please vote your shares as explained elsewhere in this proxy statement.

Revocability of Proxy

Any shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•                  by notifying our Corporate Secretary at 350 Technology Parkway, Suite 200, Norcross, Georgia 30092;

•                  by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•                  by submitting a later-dated proxy card.

If you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, you may revoke those instructions by following the directions you received from your broker, bank or other nominee to change those instructions.

Treatment of Stock Options and Restricted Stock (Page 50)

Stock Options

Immediately before the merger becomes effective (which we refer to in this proxy statement as the effective time), each outstanding Goldleaf stock option that is unvested shall immediately vest and become exercisable.  Concurrently with the effective time, each Goldleaf stock option will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Goldleaf common stock subject to the option at the time of cancellation, multiplied by (y) the positive difference between (A) the merger consideration of $0.98 per share and (B) the per share exercise price of the option.  We will pay to holders of eligible Goldleaf stock options the option consideration described above, without interest and less any required withholding taxes.  We will pay no consideration for stock options with an exercise price greater than or equal to $0.98 per share.

At the request of Jack Henry, we negotiated a settlement with two of our executive officers and a former director based on provisions in their employment agreements and a director agreement, respectively, related to whether their options could be cancelled like our other outstanding options as described above.  See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 40.

Restricted Stock

On the consummation of the merger, each then outstanding restricted share of Goldleaf common stock, whether or not applicable restrictions have lapsed, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of restricted shares of Goldleaf common stock and (y) the merger consideration of $0.98 per share.  We will pay to holders of eligible restricted shares of Goldleaf common stock the consideration described above, without interest and less any required withholding taxes.

Goldleaf Reasons for the Merger; Recommendation of the Goldleaf Board of Directors (Page 28)

At a meeting held on August 16, 2009, our board of directors unanimously:

•                  determined that the merger is fair and in the best interests of our shareholders, and declared it advisable to enter into the merger agreement;

•                  approved the execution, delivery and performance of the merger agreement and the consummation of the transactions it contemplates, including the merger;

•                  resolved to recommend that the shareholders approve the merger agreement and directed that the matter be submitted for consideration by our shareholders at the special meeting; and

•                  took all necessary actions so that, to the extent permitted by law, the provisions of any applicable “anti-takeover” law will not apply to the merger.

The board of directors recommends that our shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal.  For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger – Background of the Merger – Goldleaf Reasons for the Merger; Recommendation of the Goldleaf Board of Directors.”

Interests of Our Directors and Executive Officers in the Merger (Page 40)

In addition to their interests as shareholders, some of our directors and executive officers have interests in the merger that may differ from your interests as a Goldleaf shareholder.  Our board of directors was aware of these interests in approving the merger and the merger agreement.  These interests include the following:

•                  Our Chief Executive Officer and President, G. Lynn Boggs, will receive a severance payment in connection with his termination of employment at closing under a previously established severance arrangement that was amended in connection with the negotiation of the merger agreement to reduce the amount due to Mr. Boggs under the severance arrangement so that the price paid to shareholders in the merger could be increased.

•                  The following executive officers could receive severance payments under previously established severance arrangements, some of which were amended in connection with the negotiation of the merger agreement to reduce the amounts due under the severance arrangements so that the price paid to shareholders could be increased.  As of the date of this proxy statement, Jack Henry has not determined whether it will seek to retain any of these officers as an employee post-closing.

Henry M. Baroco Brian Geisel Dan Owens David Peterson Matthew W. Pribus W. Todd Shiver

President – RMSA Division

Executive Vice President – Goldleaf Enterprise Payments

Chief Financial Officer

Executive Vice President – Goldleaf Payment Solutions

Executive Vice President – Information Technology & Operations

Executive Vice President – Sales & Marketing

•                  As noted above, at the effective time, each then outstanding Goldleaf option, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash based on the positive difference between the exercise price per share and the per share price in the merger.  Under this provision, a total of 25,000 in-the-money options held by our directors and executive officers will be “cashed out” for a total of $4,250, and an additional 1,730,248 out-of-the-money options held by our directors and executive officers will be cancelled for no additional consideration.

•                  At the request of Jack Henry, we negotiated a waiver of right to continuation of the outstanding options held by each of our Chief Executive Officer and President, G. Lynn Boggs, and the President of our RMSA division, Henry M. Baroco, based on provisions in his employment agreement related to whether those options could be cancelled like our other outstanding options.  In exchange for the waiver of right to continuation of Mr. Boggs’ options, Jack Henry agreed to increase the price per share paid to shareholders in the merger.

•                  As noted above, at the effective time, each then outstanding restricted share of our common stock, whether or not applicable restrictions have lapsed, will be cancelled and converted into the right to receive an amount in cash equal to the per share price in the merger.  Under this provision, the vesting of a total of 220,000 shares of previously unvested restricted stock held by our executive officers will be accelerated and “cashed out” at the per share price in the merger for a total of $215,601.

•                  Under the terms of the merger agreement, our directors and officers will be entitled to indemnification in certain circumstances.

•                  Jack Henry has agreed to cause the surviving corporation to maintain in effect, for a period of six years after the effective time, the current policies of directors’ and officers’ fiduciary and liability insurance maintained by Goldleaf.  Jack Henry will do so by purchasing a policy providing for “tail” coverage.

•                  As of the date of this proxy statement, Jack Henry has not determined whether it will seek to retain any of our executive officers as an employee post-closing (other than Mr. Boggs, whose employment will terminate at closing) .  Jack Henry may offer these officers various incentives to remain with Jack Henry.

Opinion of the Financial Advisor to Our Board of Directors (Page 31)

In connection with the evaluation of the proposed merger by our board of directors, its financial advisor, Raymond James & Associates, Inc., or Raymond James, rendered a written opinion to our board of directors on August 16, 2009 that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share price of $0.98 in cash, without interest, for each outstanding share of our common stock specified in the merger agreement was fair, from a financial point of view, to our shareholders.  The full text of Raymond James’s written opinion dated August 16, 2009 is attached to this proxy statement as Annex B.  We urge you to read Raymond James’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Raymond James.  Raymond James’s opinion was addressed to our board of directors and does not constitute a recommendation to our shareholders as to how you should vote with respect to the merger.

Regulatory Approvals (Page 47)

Each of Goldleaf and Jack Henry agreed to file as soon as practicable all forms or reports required by any governmental authority with respect to the merger and the transactions contemplated by the merger agreement.  No filings will be required under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Material United States Federal Income Tax Consequences (Page 46)

The exchange of shares of our common stock for cash under the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes.  Shareholders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and the adjusted tax basis in their shares of our common stock.  You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 59)

As more fully described in this proxy statement, the consummation of the merger depends upon the satisfaction, or where legally permissible, the waiver, of specified conditions.  Each party’s obligation to consummate the merger is subject to the satisfaction of specified conditions, including the approval of the merger agreement by our shareholders and the absence of any legal or other prohibition of the merger.  Jack Henry’s and Merger Sub’s obligation to consummate the merger is conditioned on the satisfaction of specified conditions, including the accuracy of our representations and warranties as qualified in the merger agreement, the performance in all material respects of our obligations before the consummation of the merger, the delivery of certificates attesting to the foregoing conditions, and the delivery of required consents and payoff letters.  Our obligation to consummate the merger is subject to certain conditions, including the accuracy of Jack Henry’s and Merger Sub’s representations and warranties, the performance in all material respects of Jack Henry’s and Merger Sub’s obligations before the consummation of the merger, the delivery of a certificate attesting to the foregoing conditions, and the receipt of the merger consideration and other payments by the designated paying agent.

Solicitation of Proposals from Other Parties (Page 56)

Before the approval of the merger agreement by our shareholders, we may engage in discussions with another party only if that party has made an unsolicited written acquisition proposal that the board of directors, after consultation with independent legal counsel, determines in good faith constitutes a superior proposal or is reasonably likely to lead to a superior proposal and that engaging in such discussions is necessary to comply with the directors’ fiduciary duties.  We have agreed, to the extent practicable, to provide Jack Henry with a minimum of 48 hours written notice before taking any action related to such alternative acquisition proposals.

Termination of the Merger Agreement (Page 60)

Either Jack Henry and Merger Sub on one hand or Goldleaf on the other hand may terminate the merger agreement under certain circumstances.  In particular, the merger agreement may be terminated at any time by the mutual written consent of the parties.  The merger agreement may also be terminated under certain other circumstances described more fully in “The Merger Agreement – Termination of the Merger Agreement.”

Termination Fee (Page 61)

As a condition to Jack Henry’s willingness to enter into the merger agreement, we have agreed to pay Jack Henry a termination fee of $1.5 million if the merger agreement is terminated in certain circumstances described more fully in “The Merger Agreement – Termination Fee.”  If the merger agreement is terminated and we are required to pay a termination fee, the parties have agreed that the fee will represent liquidated damages and not a penalty and will be the exclusive remedy of Jack Henry and Merger Sub.

Limitation of Liability (Page 62)

The maximum aggregate liability of Jack Henry and Merger Sub under the merger agreement is $20 million.  In no event shall Goldleaf or any of its affiliates seek or permit to be sought on behalf of Goldleaf or its shareholders any damages or any other recovery, including consequential, indirect or punitive damages, from Jack Henry or Merger Sub in excess of that amount.

Specific Performance (Page 62)

The parties are entitled to an injunction to prevent or restrain breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in any federal or state court located in the Middle District of Tennessee, in addition to any other remedy to which they are entitled at law or in equity.

Dissenters’ Rights (Page 66)

No dissenters’ rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock are no longer listed on The NASDAQ Global Market or another registered exchange on the date of the consummation of the merger.  We have not received any notice from The NASDAQ Global Market regarding any such delisting and believe that it is unlikely that any such delisting will occur before the consummation of the merger.

Market Price of Common Stock (Page 63)

The closing sale price of our common stock on The NASDAQ Global Market on August 14, 2009, the last day before the public announcement of the proposed merger, was $0.70 per share.  The $0.98 per share price represents a premium of approximately 40% over that price and a premium of approximately 66% over our average closing share price per share of $0.59 for the 30 trading days ending on August 14, 2009.  On September 3, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on The NASDAQ Global Market was $0.97 per share.  We encourage you to obtain current market quotations for our common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting.  These questions and answers may not address all questions that may be important to you as a Goldleaf shareholder.  Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, and in the annexes to this proxy statement that are incorporated by reference into this proxy statement, which you should read carefully.  See “Where You Can Find More Information” beginning on page 66.

Q.                                   What is the proposed transaction?

A.                                   The proposed transaction is the acquisition of Goldleaf by Jack Henry as provided in the merger agreement.  Once the merger agreement has been approved by our shareholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Jack Henry, will merge with and into Goldleaf.  Goldleaf will be the surviving corporation and a wholly owned subsidiary of Jack Henry.

Q.                                   What will I receive in the merger?

A.                                   On the closing of the merger, you will be entitled to receive $0.98 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own.  For example, if you own 100 shares of our common stock, you will receive $98.00 in cash in exchange for your shares, less any required withholding taxes.  You will not own any shares in the surviving corporation.

Q.                                   When and where is the special meeting?

A.                                   The special meeting of shareholders of Goldleaf will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee, on September 29, 2009, at 8:00 a.m., Central Time.

Q.                                   What vote is required for Goldleaf’s shareholders to approve the merger agreement and approve the adjournment proposal?

A.                                   The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote is required to approve the merger agreement.  The affirmative vote of a majority of the votes cast is required to approve the adjournment proposal.

Q.                                   How does Goldleaf’s board of directors recommend that I vote?

A.                                   Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.  You should read “The Merger – Background of the Merger – Goldleaf Reasons for the Merger; Recommendation of the Goldleaf Board of Directors” beginning on page 28 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q.                                   What effects will the proposed merger have on Goldleaf?

A.                                   As a result of the proposed merger, we will cease to be a publicly-traded company and will be wholly owned by Jack Henry.  Because you will not own any shares in the surviving corporation, you will no longer have any interest in the future earnings or growth of Goldleaf.  Following consummation of the merger, our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), will be terminated on application to the SEC, and shares of our common stock will no longer be listed on The NASDAQ Global Market or any other stock exchange or quotation system.

Q.                                   What happens if the merger is not consummated?

A.                                   If the merger agreement is not approved by the requisite vote of our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger.  Instead, Goldleaf will remain an independent public company and our common stock may continue to be listed and traded on The NASDAQ Global Market if we are able to continue to satisfy NASDAQ’s continued listing requirements.  Under specified circumstances, we may be required to pay Jack Henry a termination fee as described under the caption “The Merger Agreement – Termination Fee” beginning on page 61.

Q.                                   What do I need to do now?

A.                                   After carefully reading and considering the information contained in this proxy statement, please vote your shares using the procedures explained below.  Do NOT return your stock certificate(s) with your proxy.

Q.                                   How do I vote?

A:                                   If you are a shareholder of record, you may vote by:

•                  signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•                  voting through the Internet or by telephone as provided in the enclosed proxy card; or

•                  attending the meeting and voting your shares by ballot in person.

If you are a record holder and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card.  If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” approval of the adjournment proposal.

If you hold your shares in “street name,” that is, through a broker, bank or nominee, you should vote your shares by following the procedures provided by your broker, bank or other nominee.  These procedures may permit you to vote by telephone or by using the Internet.  If you do not instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote “AGAINST” approval of the merger agreement and will have no effect on the adjournment proposal.

Q.                                   How can I change or revoke my vote?

A.                                   Any shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•                  by notifying our Corporate Secretary at 350 Technology Parkway, Suite 200, Norcross, Georgia 30092;

•                  by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•                  by submitting a later-dated proxy card either by mail, through the Internet or by telephone.

If you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, you may revoke those instructions by following the directions you received from your broker, bank or other nominee to change those instructions.

Q.                                   If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.                                   Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote.  You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares.  If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the approval of the merger agreement.

Q.                                   What do I do if I receive more than one proxy or set of voting instructions?

A.                                   If you hold shares in “street name” and directly as a record holder or hold shares in multiple accounts, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.  To ensure that all of your shares are voted, please vote the shares you hold directly and vote the shares you hold in each account you hold in “street name,” in each case as described elsewhere in this proxy statement.

Q.                                   What happens if I sell my shares before the special meeting?

A.                                   The record date of August 28, 2009 for the special meeting is earlier than the special meeting and the date that the merger is expected to be completed.  If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive $0.98 per share in cash to be received by our shareholders in the merger.  To receive the $0.98 per share price, you must hold your shares through completion of the merger.

Q.                                   Am I entitled to exercise dissenters’ rights instead of receiving the per share price for my shares?

A.                                   No dissenters’ or appraisal rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock are no longer listed on The NASDAQ Global Market or another registered exchange on the date of the consummation of the merger.  We have not received any notice from The NASDAQ Global Market regarding any such delisting and believe that it is unlikely that our shares will be delisted before the consummation of the merger.

Q.                                   When do we expect the merger to be completed?

A.                                   We expect the merger to take place on a date that is not later than the second business day after the conditions in the merger agreement have been satisfied or waived, or at such other time as Jack Henry, Merger Sub and Goldleaf agree.  To complete the merger, we must obtain shareholder approval, and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law).  See “The Merger Agreement – Effective Time” on page 49 and “The Merger Agreement – Conditions to the Merger” beginning on page 59.

Q.                                   Will we use a proxy solicitor?

A.                                   We do not expect to retain a proxy solicitation firm to assist in the solicitation of proxies for the special meeting but may decide to do so if we believe it is warranted.  If we engage such a firm, we will pay the firm an agreed-upon fee, and we would expect to agree to reimburse the firm for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify the firm against certain losses, costs and expenses.

Q.                                   Should I send in my stock certificates now?

A.                                   No.  After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the portion of the merger consideration to which you are entitled.  Please do not send your certificates in now.  If your shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the portion of the merger consideration to which you are entitled, or the nominee may simply credit your account with your portion of the merger consideration and reflect that you no longer own shares of our common stock.

Q.                                   Who can help answer my other questions?

A.                                   If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Tina Moore, Director of Investor Relations, at (678) 966-0844.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act.  These statements relate to future economic performance, plans and objectives of management that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.  The words “expect,” “estimate,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements.  These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements.  These forward-looking statements speak only as of the date on which the statements were made, and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere.  In addition to other factors and matters contained or incorporated in this proxy statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•                  the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•                  the failure of the merger to close for any other reason;

•                  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•                  the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•                  the amount of the costs, fees, expenses and charges related to the merger; and

•                  other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K and subsequent filings on Forms 10-Q.

See “Where You Can Find More Information” beginning on page 66.  Many of the factors that will determine our future results are beyond our ability to control or predict.  In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement.  For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  We cannot guarantee that the merger will close as we anticipate, or any future results, levels of activity, performance or achievements.  The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date.  Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Goldleaf Financial Solutions, Inc.

Goldleaf offers a strategic suite of integrated technology and payment processing solutions to financial institutions of all sizes.  Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their presence and improve profitability through the efficient use of technology.  In addition to the suite of solutions we offer to financial institutions, we also offer products and services to small businesses.  We operate primarily in the United States, although we do have some international business.  As of December 31, 2008, we had approximately 3,500 financial institution relationships including 7 of the top 25 domestic banks as ranked by assets and 3 of the top 4 U.K. banks as ranked by assets.  We are also ranked by a leading industry publication as the leader in end user deployment of remote deposit capture solutions.

For more information about us, please visit our website at http://www.goldleaf.com.  Our website address is provided as an inactive textual reference only.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.  See also “Where You Can Find More Information” beginning on page 66.  Our common stock is publicly traded on The NASDAQ Global Market under the symbol “GFSI.”

Jack Henry & Associates, Inc.

Jack Henry was founded in 1976 as a provider of core information processing solutions for community banks.  Today, its extensive array of products and services includes processing transactions, automating business processes and managing information for more than 9,800 financial institutions and diverse corporate entities.

Jack Henry provides its products and services through three marketed brands.

•                  Jack Henry Banking is a leading provider of integrated data processing systems to approximately 1,500 banks ranging from de novo or start-up institutions to mid-tier banks with assets in excess of $15 billion.  Its banking solutions support both in-house and outsourced operating environments with three functionally distinct core processing platforms and more than 100 integrated complementary solutions.

•                  Symitar is a leading provider of core data processing solutions for credit unions of all sizes, with more than 700 credit union customers.  Symitar markets two functionally distinct core processing platforms and more than 50 integrated complementary solutions that support both in-house and outsourced operating environments.

•                  ProfitStars is a leading provider of highly specialized products and services to financial institutions that are primarily not core customers of Jack Henry.  These specialized solutions can be used with a wide variety of information technology platforms and operating environments.  ProfitStars offers solutions for generating revenue and growth opportunities, increasing security and mitigating operational risks and controlling operating costs.  ProfitStars’ products and services enhance the performance of financial services organizations of all asset sizes and charters, and diverse corporate entities with more than 7,500 domestic and international customers.

For more information about Jack Henry, you may visit its website at http://www.jackhenry.com.  This website address is provided as an inactive textual reference only.  The information provided on Jack Henry’s website is not part of this proxy statement, and therefore is not incorporated by reference.

Merger Sub

Peachtree Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed merger.  Merger Sub is a wholly owned subsidiary of Jack Henry and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.  On the consummation of the proposed merger, Merger Sub will cease to exist and Goldleaf will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee, on September 29, 2009, at 8:00 a.m., Central Time, or at any postponement or adjournment of the meeting.  The purpose of the special meeting is for our shareholders to consider and vote upon approval of the merger agreement and approval of the related adjournment proposal.  Our shareholders must approve the merger agreement for the merger to occur.  If we do not receive the requisite vote of our shareholders to approve the merger agreement, the merger will not occur.  A copy of the merger agreement is attached to this proxy statement as Annex A.  This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about September 4, 2009.

Record Date and Quorum

We have fixed the close of business on August 28, 2009 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting.  On the record date, 19,458,238 shares of our common stock were outstanding and entitled to vote.  Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence in person or by proxy of shareholders entitled to vote a majority of the total number of votes that may be cast as of the record date at the special meeting shall constitute a quorum for the purpose of considering the proposals.  Shares of our common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.  If a quorum is not present at the special meeting, we expect to adjourn or postpone the meeting to solicit additional proxies.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote is required to approve the merger agreement.  The affirmative vote of a majority of the votes cast is required to approve the adjournment proposal.  For each proposal, you may vote FOR, AGAINST or ABSTAIN.  Abstentions will not be counted as votes cast or shares voting on the proposals, but will count for the purpose of determining whether a quorum is present.

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting.  Your failure to provide instructions will result in your shares not being present at the meeting and not being voted on either proposal because brokers or banks holding shares of our common stock in “street name” may vote your shares of our common stock on the approval of the merger agreement and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote.  Consequently, there cannot be any broker non-votes in connection with either proposal at the special meeting.  It is very important that ALL of our shareholders vote their shares of our common stock, so please vote your shares as explained elsewhere in this proxy statement.

Proxies and Revocation

If you are a record holder and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card.  If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” approval of the adjournment proposal.

In addition, shareholders may vote through the Internet or by telephone by following the instructions as provided in the enclosed proxy card.  If you vote through the Internet or by telephone, please do not return the proxy card.  You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  The Internet voting facility and the telephone voting facility for shareholders of record will close at 1:00 a.m., Central Time, on September 29, 2009.

If you hold your shares of our common stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  If you do not instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote “AGAINST” approval of the merger agreement and will have no effect on the adjournment proposal.

Any shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•                  by notifying our Corporate Secretary at 350 Technology Parkway, Suite 200, Norcross, Georgia 30092;

•                  by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•                  by submitting a later-dated proxy card.

If you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, you may revoke those instructions by following the directions you received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive your pro rata portion of the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

We are asking our shareholders to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.  Whether or not a quorum exists, the approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock casting votes at the meeting, whether in person or by proxy, excluding abstentions.  If so authorized, we may adjourn or postpone the special meeting for the purpose of soliciting additional proxies.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time before their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We are making and paying for this proxy solicitation on behalf of our board of directors.  Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication.  We will not pay these persons additional remuneration for their efforts.  We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record.  On request, we will reimburse them for their reasonable out-of-pocket expenses.  We do not expect to retain a proxy solicitation firm to assist in the solicitation of proxies for the special meeting but may decide to do so if we believe it is warranted.  If we engage such a firm, we will pay the firm an agreed-upon fee, and we would expect to agree to reimburse the firm for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify the firm against certain losses, costs and expenses.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Tina Moore, Director of Investor Relations, at (678) 966-0844.

THE MERGER

The following describes certain aspects of the proposed merger.  Because this discussion is a summary, it may not contain all of the information that is important to you.  To understand the merger fully, and for a more detailed description of the legal terms of the merger, please read the merger agreement carefully.  A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated into it by reference.

General

The merger agreement provides for Jack Henry to acquire us through a merger transaction.  In the proposed merger, Merger Sub will merge with and into Goldleaf.  On completion of the merger, we will be the surviving corporation and a wholly owned subsidiary of Jack Henry.  Merger Sub will specify the form of the charter and bylaws of the surviving corporation.  In the merger, each outstanding share of Goldleaf common stock, no par value per share (other than shares owned by Goldleaf, Jack Henry and Merger Sub), will be cancelled and extinguished and converted into the right to receive $0.98 in cash, without interest and less any required withholding taxes, which amount we refer to in this proxy statement as the per share price.

Background of the Merger

Our board of directors’ decision to approve the merger agreement was the outcome of a deliberative process to assess Goldleaf’s strategic alternatives in light of a variety of factors, primarily the changing mix of Goldleaf’s business, Goldleaf’s size and profitability, general economic conditions, market conditions within the industries in which Goldleaf’s customers operate, the performance of Goldleaf’s stock price, the scheduled maturity of Goldleaf’s senior debt and subordinated notes and the risks related to certain defaults thereunder.  The board adjusted its evaluation of alternatives in response to developing events and information throughout 2009.  During this period, there were significant changes in the general economy, and the historic banking crisis in 2008 continued to affect Goldleaf’s business and created dramatic changes in the credit markets.  Provided below is a chronology of events leading up to the board’s decision to adopt the merger agreement.

At a meeting on January 7, 2009, the board discussed the merits of exploring a sale of Goldleaf’s lending solutions division, which represents approximately 25% of Goldleaf’s revenues but is not considered a core business.  Goldleaf previously had engaged in a substantial marketing effort in the summer of 2008 to sell a small non-core division, RMSA, by engaging a financial advisor and approaching 28 potential buyers, which by the end of 2008 had not led to a transaction.  Based in part on the desire to maintain sufficient size to support the cost of being a public company and to enhance interest and potential liquidity in our publicly traded shares, the board determined to first explore a potential sale of the smaller RMSA division and defer exploring the sale of the more sizeable lending solutions business until Goldleaf had the opportunity to explore additional acquisitions that might partially or fully offset the loss of the lending solutions division.

After discussing the advantages and disadvantages of a sale of the lending solutions business, the board concluded at its January 7 meeting that this potential sale could give Goldleaf the ability to sharpen its focus in the payments sector and de-leverage its balance sheet.  The board determined to interview three financial advisors to assist in the process of exploring a sale of the lending solutions business.

At the January 7, 2009 meeting, the board also discussed the action by NASDAQ on October 16, 2008, citing extraordinary market conditions, to suspend until January 16, 2009 the enforcement of its rules requiring a minimum $1.00 closing bid price and a minimum market value.  The board discussed possible consequences of, and potential solutions for, Goldleaf’s potential inability to comply with the minimum bid price continued listing standard of The NASDAQ Global Market that had been temporarily suspended.

At this time, Goldleaf also was continuing to explore a significant acquisition opportunity that it had identified previously.  This transaction would have increased our revenue by approximately $300 million, and we had received preliminary commitments for up to $50 million of equity financing as well as a preliminary commitment from the agent for our senior debt to lead a syndicate for a new $100 million to $150 million credit facility to fund the acquisition and subsequent operations.  The acquisition candidate ultimately declined to pursue a transaction with Goldleaf or any other party.  (References to our credit facility in this proxy statement are to our Second Amended and Restated Credit Agreement with Bank of America, N.A., Wachovia Bank, N.A., and The People’s Bank of Winder, dated November 30, 2006, as amended.)

On January 19, 2009, Goldleaf interviewed two of the three invited financial advisory firms that it had selected for interview at its January 7 meeting (one firm informed Goldleaf on the day of the meeting that it did not wish to be considered).  Goldleaf ultimately determined to discuss with both advisory firms the proposed terms of the potential engagement before hiring either.  The board also was informed of a group of former managers that expressed an interest in a pre-emptive bid for the lending solutions division.

On January 30, 2009, the board selected a financial advisor to explore a sale of Goldleaf’s lending solutions division.  On February 3, 2009, the advisor was engaged.  Goldleaf informed the advisor of the interest expressed by the group of former managers and also of a potential strategic buyer for the business.  The advisor held subsequent meetings with the strategic buyer that did not lead to an offer of any kind.

In February and early March 2009, Goldleaf met with and talked to its advisor frequently and worked with the advisor to prepare marketing materials, update the financial analysis and gather due diligence materials to begin marketing the lending solutions division.  At the same time, based on advice from the advisor, Goldleaf executed a confidentiality agreement with and provided information to the group of former managers that had expressed interest in partnering with a private equity group to buy the business.  Both Goldleaf and its advisor believed that there was a limited number of strategic buyers for the business because of its product line.  Both Goldleaf and its advisor also believed that this group of former managers could be better able to attract the interest of financial sponsors that were looking for a management team to sponsor than any of the operating personnel at the lending solutions division because of the group’s operating history with the lending solutions division and other prior business experience.  As a result, Goldleaf believed that this approach could generate interest from a financial sponsor that otherwise would not be interested in the lending solutions division.

The confidentiality agreement with this group permitted them to contact private equity sponsors and then subsequently share information on a confidential basis with up to 10 such financing sources.  The group hired its own financial advisory firm, and Goldleaf believes they solicited interest from over 25 firms and provided information to approximately eight interested sponsors.  After a substantial effort, the former managers identified two strong financial partners and selected one of them.  The group and their partner began work that would lead to a preliminary offer in mid-March.

In February 2009, Goldleaf implemented a salary freeze for members of its management and a company-wide hiring freeze as an internal means of improving its cash flow.  Goldleaf also engaged in substantive discussions with the agent for its senior credit facility in continuing to work to arrange a new credit facility.  These discussions appeared to be productive, and in February and March, the lenders and Goldleaf began working toward a term sheet to describe the terms of the new credit facility that would include a refinancing of the convertible notes.  The convertible notes are promissory notes with an aggregate original principal amount of $7,000,000, delivered to former shareholders of a company we acquired, Alogent Corporation.  The notes are convertible, at the option of the holder, into shares of Goldleaf common stock at a conversion price of $4.50 per share.

On March 18, 2009, NASDAQ extended until July 19, 2009 its temporary suspension of the minimum $1.00 bid price and market value listing requirements.  On March 18, 2009, Goldleaf’s closing stock price was $0.81.

Also on March 18, 2009, the board met and discussed, among other business, the proposed terms from the group of former managers and their private equity firm sponsor under which the group would purchase the lending solutions division for $25 million.  Goldleaf determined to proceed to negotiate a sale to the group.  On March 23, 2009, the group delivered a letter of intent for the lending solutions division.  The parties negotiated terms through and until March 31, 2009 and executed a letter of intent on that date that included a $26 million purchase price.  Thereafter, the parties engaged in a due diligence process.

At its March 18 meeting, the board received a presentation from representatives of the agent for Goldleaf’s senior debt.  These representatives presented a preliminary term sheet for a new credit facility that provided for a new three-year credit facility in an amount necessary to refinance not only the existing senior debt but also the convertible notes.  The representatives indicated that the syndicate also had an interest in expanding the loan amount available to Goldleaf under the credit facility.

During this period, Goldleaf’s management continued its expense reduction initiatives by implementing a company-wide salary freeze, initiating reductions in consultant expenses, and pursuing other cost cutting initiatives.  Goldleaf also did not accrue for management bonuses based on operating performance.

During the first and second quarters of 2009, Goldleaf received unsolicited preliminary inquiries from approximately 10 private equity firms that expressed interest in sponsoring a going-private transaction, as well as multiple advisory firms that wanted to discuss arranging a transaction for the whole company.  Most of these firms cited the depressed market price of Goldleaf’s stock as creating a buying opportunity.  The board did not believe that the current market price appropriately reflected the value of Goldleaf because it anticipated Goldleaf refinancing its senior debt and convertible notes and because of potential acquisition and disposition activity.  The board nevertheless instructed management not to discourage these parties and to bring any offer to the board for consideration.  Management met with a number of these groups to discuss Goldleaf without disclosing non-public information.  The board received regular informal updates of these discussions and consistent with its past practice, indicated that it would consider any credible offer for Goldleaf.  Other than the proposal received on April 1, 2009 that resulted from a meeting with an advisory firm about a foreign strategic buyer and follow-up with that strategic buyer, none of the private equity firms or investment banks that approached Goldleaf made or brought an offer to Goldleaf.

On April 1, 2009, Goldleaf received a buyout offer from a private foreign entity engaged in a similar business.  This entity, which we refer to as the Foreign Company, had been interested in buying another business in the past before that business was acquired by Goldleaf.  The Foreign Company offered, subject to various unfavorable conditions discussed below, to purchase Goldleaf at a price of $2.10 to $2.30 per share, based on reviewing and becoming comfortable with 2009 and 2010 projections.  This company is based in Europe and its stock is not publicly traded.  This offer contained a number of terms that the board found highly unfavorable.  First, the offer contained a financing contingency without any demonstrated financing support.  Given the condition of the equity and credit markets at this time, the board felt that this condition would leave Goldleaf exposed to a substantial material risk of a failed deal. The offer also required a maximum of $39 million in net Goldleaf debt to be assumed by the buyer, which would have required an estimated debt pay down of approximately $6.0 million before closing.  More importantly, the offer stated that an unspecified portion of our public shareholders would be required to roll their ownership over into equity securities of the Foreign Company that are not traded on any exchange anywhere in the world.  The board concluded that this lack of a public market and potential impact of foreign securities laws for the foreign securities would make it difficult to value those securities.  In addition, these rollover shares would have been subject to the Foreign Company’s existing shareholder agreement, which was not provided and which, based on typical shareholder agreement restrictions, likely would negatively restrict such shares, thus decreasing their value further.  For these reasons, the board believed that the offer was not credible, was not likely to obtain shareholder approval, and would not be in the best interests of Goldleaf’s shareholders.  The Foreign Company later was invited to participate in the process that led to the Jack Henry offer and the merger agreement.  While the Foreign Company participated in the process, it failed to make an offer, either in cash or otherwise.

Around April 10, 2009, the group interested in purchasing the lending solutions division became uncomfortable with their financial sponsor and asked to replace it with the other firm that had been a finalist in their process.  Goldleaf agreed and on April 14, 2009, received a new letter of intent to be backed by a different private equity group on substantially the same terms as previously proposed, including a $26 million purchase price.  Thereafter, the parties engaged in a substantial due diligence process.  On April 30, 2009, after additional due diligence, the group terminated their proposal based on the worse than expected operating performance of the division during the first part of 2009 and the uncertainty of the future operating environment.  Through May 2009, the group continued to explore with Goldleaf a new potential transaction on dramatically less favorable terms than the original offer.

During April and early May 2009, Goldleaf’s management continued to work with the senior lending group toward a firm commitment for a replacement credit facility consistent with the agent’s presentation at the March board meeting.

At a board meeting on May 13, 2009, the board discussed the minimum price at which Goldleaf’s senior lenders would likely permit a sale of the lending solutions division, which management believed was $16 million to $17 million.  The board instructed management to seek to obtain an offer at this price from the group and its private equity sponsor and to reconvene the board if an offer was made at that price.  Negotiations with that group terminated on June 1, 2009 when the sponsor indicated that it would be willing to pay only $12 million in cash with the potential for an earn out of up to $3 million based on the future success of the business.  At the May 13 meeting, our financial advisor recommended waiting until second quarter financial results of the lending solutions division were available in mid- to late July before starting a broader marketing process to solicit bids from an array of buyers.  This recommendation was based on the weak first quarter lending solutions results and the expected improvement in second quarter results.

At the same May 13 meeting, the board and management discussed the weak economic and industry performance and first quarter operating results, particularly the decline in the lending solutions division.  The board discussed cost savings initiatives begun in February and expanded thereafter to address other operating expenses, as well as substantial additional expense reduction initiatives to be implemented in late May.  The board appointed two directors to work closely with management on the ongoing expense reduction initiatives.

Also at the meeting on May 13, 2009, the board and management reviewed a detailed draft commitment letter from the agent for its existing credit facility.  The letter proposed a $45 million credit facility consisting of a $38 million three-year revolving credit facility and a $7.0 million term loan facility payable over a three-year period.  Interest was proposed to be LIBOR plus an applicable margin of between 2.375% and 4.75% depending on the level of Goldleaf’s consolidated leverage ratio.  The commitment letter proposed a closing before June 30, 2009.  The board and management were prepared to accept these general terms subject to a limited further discussion of leverage ratio covenants.  In the week of May 11, Goldleaf filed its Form 10-Q for the quarter ended March 31, 2009 and delivered information indicating full covenant compliance to a representative of the agent.

On May 15, the agent delivered an execution version of the commitment letter and associated fee letter on the terms discussed at the meeting two days earlier.  Later in May, Goldleaf approached the agent to discuss whether there was an opportunity to improve the consolidated leverage covenants contained in the commitment for the remainder of 2009, in exchange for other concessions from Goldleaf.  In late May, the agent informed Goldleaf that it would not change the covenants and further had determined to defer the commitment letter and schedule a bank group meeting with management on June 16.  Before that scheduled meeting, the agent indicated to Goldleaf that it wished to informally defer the decision on a new credit facility until mid-August.  This deferral was later extended on an informal basis by the lending group to mid-November, which would be approximately 60 days before the maturity of the senior debt and the convertible notes.

On June 16, management met with the bank group and provided revised projections, discussed the current and future leverage ratio levels and requested a two-quarter waiver for this covenant.  The bank group did not change its view of deferring the refinancing until mid-November and subsequently indicated that it would provide only a one-quarter covenant waiver.  The lending group also indicated that, contrary to its earlier position, it probably would be unwilling to expand the new credit facility to repay the convertible notes.

On June 17, 2009, the board held a special meeting.  At this meeting, the board discussed the substantial positive progress on cost saving initiatives and then discussed the existing lending group’s position on refinancing and Goldleaf’s current projections for covenant compliance under its existing credit facility.  Management also reported that, based on the most recent financial results, it would be very difficult for Goldleaf to meet the leverage ratio requirements that the principal lender was proposing for the refinanced credit facility and discussed the potential impact of a credit default on key customer accounts and potential customer acquisition efforts.

In light of these developments, the board discussed Goldleaf’s potential strategic alternatives at the same meeting.  The board discussed numerous strategic alternatives, including a sale of Goldleaf, a rights offering, a debt or equity (or both) refinancing or restructuring of the convertible notes, and the sale of the RMSA and lending solutions divisions.  The board formally determined to immediately engage a financial advisor to assist in the evaluation and pursuit of Goldleaf’s strategic alternatives.

The board then considered approximately seven potential advisors, selected three that it wished to interview (one ultimately was unable to meet our time frame for being considered), and ultimately selected Raymond James & Associates, Inc. on June 24, 2009.  Our board retained Raymond James based upon the recognized experience and expertise of Raymond James in the financial services technology and payment and transaction processing industries and its prior experience with Lane, Berry & Co. International, LLC, an investment banking firm acquired by Raymond James in May 2009.  Raymond James began an assessment of Goldleaf’s alternatives immediately.

At a meeting on July 1, 2009, the board discussed the significant risks associated with deferring refinancing until mid-November, given management’s concerns with retaining current customers and attracting additional customers.  The board also discussed the potential implications of failing to meet NASDAQ listing standards in the future and of failing to maintain covenant compliance under its credit facility.  The board concluded that the potential for operating difficulties and erosion of shareholder value were likely to accelerate over time absent an available alternative.  Raymond James presented three alternatives to the board: (1) refinancing the convertible notes with a third party; (2) restructuring the current credit facility, which would include the senior debt and the convertible notes; and (3) a sale of Goldleaf.  After a full discussion of these alternatives, Goldleaf determined to have Raymond James solicit indications of interest for both a refinancing and a sale of Goldleaf.  The board discussed and expressed concern with the potential dilution from a refinancing transaction.

As a result, the board concluded that it was in the best interests of shareholders to pursue the alternatives on a time frame roughly paralleling that planned for filing second quarter results in mid-August.  No restrictions were placed on whom Raymond James could contact, although the board encouraged Raymond James to focus on operating companies in the same or related industries, which we refer to as strategic buyers, when exploring a potential sale of Goldleaf.  The board believed, based on input from Raymond James and on the board’s judgment, that the highest price likely would come from a strategic buyer because of potential cost-savings and revenue enhancements available in such a business combination.  The board also concluded, from the contacts previously made by potential financial buyers and financial advisor firms and the lack of subsequent offers from financial buyers, that it was substantially more likely to receive interest at an attractive level from strategic buyers.

Raymond James talked with a number of potential funding sources for a refinancing of the convertible notes and learned that substantial interest payments and equity issuances would be expected, requiring negotiation with and consent from the senior lending group and resulting in substantial dilution of existing shareholders.  At the same time, Raymond James identified a list of potential acquirors in the same or related industries and contacted 13 of these potential strategic buyers based on factors such as size, financial strength, acquisition activity and prior contacts with Goldleaf.  In addition, one financial buyer, which we refer to as the Financial Buyer, made contact with Goldleaf and Raymond James and expressed strong and persistent interest in acquiring Goldleaf.  During this period, several significant shareholders provided unsolicited guidance that they did not favor equity dilution as part of any transaction undertaken to refinance all or a portion of our existing debt.

Eventually, three potential refinancing sources entered into confidentiality agreements and received confidential information concerning Goldleaf.  One of these received a management presentation in late July.  Five potential acquirors entered into confidentiality agreements and received confidential information concerning Goldleaf, including Jack Henry, the Financial Buyer, the Foreign Company, and two other strategic buyers.  Four of the five attended management presentations in the last two weeks of July; one of the strategic buyers did not.

In early to mid-July, Goldleaf’s management held conversations with the agent for the senior credit facility to discuss a potential waiver of the leverage ratio covenant to be calculated on or about August 15, 2009, if Goldleaf was determined to violate the covenant.  Because the calculation is made on a rolling four quarter basis and because of Goldleaf’s substantial EBITDA in the third quarter of 2008, Goldleaf also requested a waiver for the calculation due in mid-November 2009, which would replace that quarter with the results of the third quarter of 2009.  On July 14, Goldleaf received a preliminary indication that a waiver would be granted for the second quarter only.  In the week of July 20, the agent informed Goldleaf that the one-quarter waiver fee would be $225,000.  After substantial discussions, the agent indicated later that week that the fee would be lowered to $95,000.

On July 13, 2009, NASDAQ extended until July 31, 2009 its temporary suspension of the minimum $1.00 bid price and market value listing requirements.  On July 13, 2009, Goldleaf’s stock price was $0.58.  NASDAQ indicated that it did not anticipate further extensions beyond July 31, 2009.

Also in the week of July 13, Goldleaf opened an online data room containing detailed company information that was available to any refinancing party or potential buyer that executed a confidentiality agreement.  Each party that executed such an agreement also received a substantial marketing book that included both public and nonpublic information.

The board held meetings on each of July 16, July 23, and July 30, 2009 to receive regular updates and provide guidance to Raymond James and management on the potential refinancing of the convertible notes with a third party, restructuring the current credit facility, and contact with potentially interested acquirors.

The board directed Raymond James to provide a form merger agreement to interested potential acquirors on July 23, 2009 and to invite potential acquirors to submit final bids along with specific detailed comments to the form merger agreement no later than August 4, 2009.  In the interim, the online data room continued to be available to assist both acquirors and refinancing sources in performing due diligence investigation on Goldleaf.

Raymond James also asked for refinancing proposals by August 4, 2009 from the three parties that signed a confidentiality agreement and received access to the online data room, including the party that received a management presentation, and none were received.  One party indicated an intent to submit a refinancing proposal, but it did not do so.

On July 30, 2009, the agent for the senior lending group delivered to Goldleaf an agreement that proposed a forbearance on exercising rights for a default rather than waiving a default, with such forbearance lasting only through September 1, 2009.

On the afternoon and evening of August 4, 2009, Jack Henry and the Financial Buyer submitted bids.  The Foreign Company declined to bid, as did two other strategic buyers.  Jack Henry’s bid included a payment to Goldleaf’s shareholders of $0.75 per share with a detailed plan for addressing transaction expenses and change-in-control payments, as well as a detailed markup of the draft merger agreement.  The Financial Buyer’s bid included a range of $0.72 to $0.98 per share without addressing the expense issues or providing a merger agreement markup.  The closing price of Goldleaf stock on that date was $0.58.

On August 5, 2009, the board met to discuss the lack of refinancing proposals and to discuss the acquisition offers.  In discussion of the acquisition offers, in addition to the pricing considerations, there were other differences noted.  Jack Henry submitted, as requested, detailed comments to the form merger agreement.  Jack Henry also submitted a detailed information request list to complete its due diligence.  The Financial Buyer did not submit comments to the merger agreement or an information request.  The Financial Buyer included a contingency to seek financing to fund a portion of the merger consideration whereas Jack Henry indicated an ability to fund the transaction with available cash.  Jack Henry also was prepared to move to execution of an agreement more quickly and had conducted substantially more due diligence investigation.  The board concluded at this meeting to attempt to negotiate further with Jack Henry.  Both Jack Henry and the Financial Buyer proposed all cash transactions, and the Board discussed whether to attempt to negotiate to receive all or part of the offer price in shares of Jack Henry stock.  In response to board inquiries, Raymond James indicated its belief that an overwhelming number of Goldleaf shareholders would rather have cash payment for their Goldleaf shares than have a stock-for-stock transaction, given the heavy concentration of institutional ownership of Goldleaf.  The Board then decided to focus its negotiations on obtaining additional cash consideration.

After deliberation, the board instructed Raymond James to propose a price of $1.05 per share and to request three major changes to the merger agreement to increase the certainty of closing.  In an executive session of the board meeting, without management, the board discussed various alternatives to improve the offer, including negotiating a reduction in the contractual rights to change-in-control payments to Goldleaf senior management that would be triggered by the merger.  The board designated its Chairman and its legal counsel to investigate this opportunity further and approach management to attempt to negotiate a reduction, provided that Jack Henry was willing to have the savings benefit the Goldleaf shareholders.

After Jack Henry received Goldleaf’s response on the afternoon of August 5, the CEO of Jack Henry called our CEO to discuss further the potential transaction and to express serious reservations over the price requested by Goldleaf.  Our CEO cited a number of factors that he believed supported the price and strongly encouraged Jack Henry to accept the proposal.

Subsequently, Jack Henry responded with an offer of $0.95 per share as a “best and final” offer and conceded the three major contract points, as requested by Goldleaf.  Jack Henry also indicated an understanding that the transaction expenses would be less than the $3.0 million assumed in their original offer, indicated an ability to sign a definitive agreement on or before August 16, and required that Goldleaf immediately enter into an exclusivity arrangement for 40 days, with an ability for each party to terminate after 14 days, that would restrict Goldleaf’s ability to have discussions with other potential acquirors and severely limit Goldleaf’s ability to discuss potential refinancing transactions.

The board met again on the morning of Thursday, August 6, 2009 and discussed the offer and the request for exclusivity in some detail.  The board discussed the alternatives to the offer, the risk of Jack Henry withdrawing its offer rather than increasing it further, and the estimated likelihood and timing of completing a transaction with Jack Henry.  After deliberation, the board determined that the offer and related terms, including the revisions to the draft merger agreement, were sufficiently compelling to enter into an exclusivity agreement that could not be terminated until August 16, 2009, a shorter period than requested by Jack Henry.  The board instructed management and its representatives to continue working with Jack Henry to reach a set of full and final terms for consideration by the board through the exclusivity period ending on Sunday, August 16, 2009.

Also at the August 6 board meeting, the board met in executive session and again discussed whether there was an opportunity to find cost savings in connection with the transaction that could induce Jack Henry to increase its offer.  The board determined that Goldleaf should request a higher price to the extent it was able to reduce transaction expenses and change-in-control expenses.

The parties negotiated the terms of the exclusivity through the day on August 6 to meet the 5:00 p.m. CDT deadline imposed by Jack Henry.  Near that deadline, the Financial Buyer contacted Raymond James and revised its offer to a price that it indicated was $0.98 per share but that Raymond James concluded would likely be materially lower — potentially as low as $0.57 per share — based on the estimated $3.0 million of transaction expenses and estimated $4.9 million of change-in-control and severance obligations, which expenses and obligations were not addressed in the Financial Buyer’s proposal.  The Financial Buyer again did not submit comments to the draft merger agreement and again submitted an offer that referenced a potential reliance on third party financing.  Moreover, the timing to reach a definitive agreement was longer than that proposed by Jack Henry.  Raymond James indicated that it did not believe the offer represented a better offer than the Jack Henry offer.  Goldleaf subsequently entered into an exclusivity agreement with Jack Henry.

On the following day, Friday, August 7, 2009, representatives of the parties and their respective legal representatives held a conference call to negotiate certain merger agreement and due diligence terms.  Not all of these points were resolved.  Thereafter, Goldleaf sent a revised merger agreement to Jack Henry that reflected significant substantive differences still remaining for negotiation.  Goldleaf also began preparing and delivering the requested additional due diligence information, which continued through Friday, August 14, 2009.

From Monday, August 10 to Friday, August 14, the parties continued to negotiate terms of the merger, and Goldleaf continued to provide additional information to Jack Henry.  As part of its disclosure obligations, Goldleaf identified three individuals (Boggs, Baroco and a former director) who potentially had a right to continue their stock options following closing, either as Goldleaf options or as Jack Henry options.  During this week, Jack Henry asked Goldleaf’s outside legal counsel to attempt to reach an agreement to terminate those rights and, over the course of several conversations, provided parameters acceptable to Jack Henry to resolve the issue.  This resulted in the agreements detailed elsewhere in this proxy statement.  On Monday, August 10, Goldleaf requested that Jack Henry increase its offer to the extent Goldleaf identified expense and change-in-control payment reductions.  On Tuesday, August 11, Jack Henry conceptually approved a price increase based on such savings with the stipulation that such reductions must be contractually documented savings, in place before execution of a definitive merger agreement.  Goldleaf’s outside legal counsel discussed issues relating to the potential transaction individually by telephone with all non-executive board members throughout Monday and Tuesday.

The board held a meeting on Wednesday, August 12 to discuss, among other matters, the status of the transaction negotiations, the credit agreement waiver process and the potential filing schedule for Goldleaf’s quarterly report on Form 10-Q.  In executive session without management, it again discussed the ability to increase the proceeds payable to Goldleaf shareholders by reducing payments contractually owed to management, while recognizing Goldleaf’s contractual obligations.  The board gave guidance to its Chairman and legal representative on the matter and instructed them to discuss it with Goldleaf’s CEO on Wednesday or Thursday.

During the evening of Wednesday, August 12, Goldleaf provided draft disclosure schedules to Jack Henry.  On Thursday morning, August 13, Jack Henry provided a draft of the revised merger agreement to Goldleaf.  The parties continued to negotiate and revise these and other ancillary agreements from Thursday through late on the evening of Saturday, August 15.  Additional negotiations continued on ancillary agreements through Sunday evening, August 16.

On Thursday, August 13, based on the board’s guidance and substantive discussions with our CEO, Goldleaf preliminarily concluded to seek a $0.03 per share price increase based upon a cost savings in change-in-control expenses of $0.02 per share and transaction expenses of $0.01 per share.  Jack Henry initially agreed to the $0.02 reduction while requesting that our CEO surrender his potential option roll-over right for a credited amount based on a Black-Sholes calculation.

On Friday, August 14, Jack Henry rejected the $0.01 price per share increase related to lowering transaction expenses.  After further discussions and negotiations, Jack Henry reconsidered its position and agreed to the $0.01 increase with changes in the draft merger agreement.  As a result, the Jack Henry offer to shareholders increased from $0.95 to $0.98 per share.

Throughout the day on Friday, August 14, representatives of the parties continued to negotiate material provisions of the merger agreement, including material conditions to closing, the ability of Goldleaf to consider and accept superior proposals and the applicability of the break-up fee requirements.  From Friday evening through Sunday afternoon, Goldleaf’s outside legal counsel and Jack Henry’s legal counsel completed negotiations of the merger agreement and related disclosure schedules and ancillary agreements.

On Sunday, August 16, 2009, the board and representatives of Raymond James met in person in Atlanta, Georgia, with two directors, outside legal counsel and additional representatives of Raymond

James joining by telephone.  Members of management were invited to portions of the meeting.  The board began with an executive session without management or Raymond James, where the $0.03 per share price increase and the cancellation of roll-over rights were discussed.  Outside legal counsel also reviewed with our directors the board’s fiduciary obligations.

The board then met with management but without Raymond James to discuss the credit facility waiver and the current prospects of Goldleaf from management’s perspective.  The board then invited Raymond James to provide an overview of the strategic alternatives process to date and lead a discussion of the various alternatives considered by the board.  The board discussed other potential bidders, the Financial Buyer’s indication of interest, refinancing alternatives and stand-alone operations within the bank financing prospects.  During this meeting, management and the board discussed Goldleaf’s stand-alone prospects, including the potential opportunities and risks of continuing as an independent entity, with particular focus on the liquidity issues presented by Goldleaf’s default on a financial covenant and the upcoming maturity of Goldleaf’s long-term debt.  The board concluded that the risks of remaining independent, including risks posed by external matters outside of Goldleaf’s control, substantially outweighed the opportunities of remaining independent.

As part of its presentation at the meeting, Raymond James then reviewed for the board the history of Goldleaf’s sale process, Jack Henry’s original offer of $0.75 per share, the increase to its “best and final” offer of $0.95 per share, and the management give-backs and expense reductions that led to the current offer of $0.98 per share.

Raymond James then provided an in-depth analysis of its valuation analysis work in considering its opinion of the fairness of the transaction to shareholders from a financial point of view.

The board then received a detailed description of the terms of the final negotiated merger agreement.  The board then entered into discussion of the transaction and received from Raymond James its oral opinion, confirmed by delivery of a written opinion dated August 16, 2009, to the effect that, as of that date and based on and subject to the factors and assumptions set forth in its opinion, the $0.98 per share all-cash merger consideration to be received by holders of Goldleaf common stock in the transaction pursuant to the contemplated merger agreement was fair from a financial point of view to such holders.  After further discussion, the board, by unanimous vote of all of its members, adopted and declared advisable the merger agreement and resolved to recommend that Goldleaf’s shareholders vote to approve the merger agreement.  The board adopted a number of related resolutions to further effectuate the terms and agreements of the merger agreement.  Following the conclusion of the board meeting, Goldleaf and Jack Henry finalized the transaction documentation and the parties executed the merger agreement.  On the morning of August 17, 2009, Goldleaf and Jack Henry issued a joint press release announcing the proposed merger.

Goldleaf Reasons for the Merger; Recommendation of the Goldleaf Board of Directors

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with senior management and the board’s financial and legal advisors, and reviewed a significant amount of information and considered a number of factors weighing positively in favor of the merger, including the following material factors:

•                  the risks of continuing to operate on a stand-alone basis;

•                  the risk that our common stock will no longer be allowed to be listed on The NASDAQ Global market as a result of our continued non-compliance with the NASDAQ $1.00 minimum bid price and market value listing requirements;

•                  the risks posed by our noncompliance with certain covenants under our senior credit facility related to our debt to EBITDA ratio;

•                  our lack of success in reaching an agreement with the agent for our senior credit facility to refinance our debt or obtain an effective extension of its maturity date;

•                  the risk related to our retention of existing customers or securing new customers in light of the pending maturity date of our debt;

•                  the risk that we would not be able to refinance, with either our existing lenders or third parties, our outstanding debt on favorable terms or at all before its maturity in January of 2010;

•                  the value of the consideration to be received by our shareholders under the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•                  the $0.98 per share price to be paid as the consideration in the merger represents a premium of approximately 40% over the closing price of our common stock on August 14, 2009, the trading day before we announced the signing of the merger agreement, and a premium of approximately 66% over our average closing share price per share of $0.59 for the 30 trading days ending on August 14, 2009;

•                  the presentation of Raymond James (including an independent consideration by our board of directors of many of the factors identified in the presentation and a review of the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Raymond James to our board dated August 16, 2009, a copy of which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, to the effect that, as of such date and based upon the qualifications, assumptions, limitations and other matters set forth in its opinion, the merger consideration of $0.98 in cash per share to be received by our shareholders pursuant to the merger was fair to our shareholders from a financial point of view;

•                  the existing conditions and activity in the financial market;

•                  Goldleaf’s lack of success in divesting its RMSA and lending solutions businesses at justifiable prices;

•                  historical, current and projected information concerning our business and our industry;

•                  that as part of the formal strategic alternative process, Raymond James contacted 13 potential strategic buyers, one potential financial buyer, and three parties interested in refinancing our debt, including the convertible notes;

•                  that before beginning a sale process, during 2009 Goldleaf received and considered unsolicited indications of interest from approximately 10 private equity firms;

•                  that during 2009 Goldleaf contacted approximately 30 strategic and financial buyers to explore divesting discrete pieces of its business;

•                  the terms and conditions of the merger agreement, including:

•                  the ability of our board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Jack Henry of a termination fee of $1.5 million, to terminate the merger agreement to accept a superior proposal;

•                  our board of director’s belief that the $1.5 million termination fee payable to Jack Henry was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•                  the limited conditions to Jack Henry’s obligation to complete the merger (including the limits contained in the definition of “material adverse effect”); and

•                  that Jack Henry had agreed to a maximum liability limit of $20,000,000 in the event it or Merger Sub breaches its obligations under the merger agreement;

•                  that as part of the negotiation process, our board of directors was able to obtain a price increase from Jack Henry from its initial bid of $0.75 per share to a revised bid of $0.95 per share, and thereafter to a final per share price of $0.98 based on concessions made by our senior management and outside advisors with regard to severance payments and professional fees;

•                  that a Financial Buyer, the only other party to submit a bid to purchase Goldleaf, submitted a bid that our board of directors, in its business judgment, considered to be substantially inferior to the bid submitted by Jack Henry, because: (a) the Financial Buyer expressed a preference to secure financing to purchase Goldleaf rather than using its existing funds to purchase Goldleaf; (b) the Financial Buyer’s bid was incomplete, which indicated that it had not devoted substantial resources to prepare the bid, and would likely have required significantly more time to reach a definitive agreement than Jack Henry; and (c) while the Financial Buyer’s bid was in a form that made it difficult to determine the consideration that would actually be received by our shareholders, Raymond James believed that this consideration was lower than the consideration offered by Jack Henry; and

•                  that delaying the process further might generate a higher offer, weighed against the possibility that Jack Henry could withdraw its offer.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors weighing negatively against the merger, including:

•                  the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•                  the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $1.5 million termination fee to Jack Henry under certain circumstances;

•                  the fact that Goldleaf will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the projected future growth in profitability of Goldleaf;

•                  the possibility that Goldleaf might be more valuable in the future if it meets or exceeds management’s current projections for increased profits; and

•                  the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but it does set forth the principal factors considered by our board.  Our board of directors reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the board believed were appropriate.  In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board.  Rather, our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it.  In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Financial Advisor to Our Board of Directors

Our board of directors directed Goldleaf to retain Raymond James to provide financial advisory services to the board in connection with a possible sale, merger or other strategic business combination and the restructuring or refinancing of the convertible notes.  In connection with that engagement, our board requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock of the merger consideration to be received by those shareholders pursuant to the merger agreement.  For purposes of the discussion in this section of this proxy statement, the term “shareholders” means the holders of our common stock other than Merger Sub, Jack Henry and Goldleaf.

At the August 16, 2009 meeting of our board of directors, Raymond James gave its opinion that, as of that date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the shareholders of Goldleaf pursuant to the merger agreement was fair, from a financial point of view, to the shareholders.

The full text of the written opinion of Raymond James, dated August 16, 2009, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex B to this proxy statement.  The summary of Raymond James’s opinion provided in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Shareholders are urged to read Raymond James’s opinion in its entirety.  Raymond James’s opinion, which is addressed to our board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders in connection with the proposed merger.  Raymond James’s opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•                  reviewed the draft of the merger agreement dated August 16, 2009;

•                  reviewed the financial terms and conditions as stated in the merger agreement;

•                  reviewed the audited financial statements of Goldleaf as of and for the year ended December 31, 2008, and the unaudited financial statements for the quarterly periods ended December 31, 2008 and March 31, 2009 and for the monthly periods ended January through June of 2009;

•                  reviewed Goldleaf’s Annual Report filed on Form 10-K for the year ended December 31, 2008, as well as Goldleaf’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the draft Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

•                  reviewed Goldleaf’s senior credit agreement;

•                  reviewed other Goldleaf financial and operating information requested from and/or provided by Goldleaf;

•                  reviewed certain other publicly available information on Goldleaf;

•                  discussed with members of our senior management certain information relating to the information described above and any other matters which Raymond James deemed relevant to its inquiry;

•                  reviewed and discussed with our senior management the historical and anticipated future financial performance of Goldleaf, including the review of forecasts prepared by our senior management;

•                  reviewed the reported price and trading activity for the shares of Goldleaf common stock;

•                  compared financial and stock market information for Goldleaf with similar information for comparable companies with publicly traded securities;

•                  reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•                  performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Goldleaf, Jack Henry, Merger Sub or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information.  Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Goldleaf.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has, with our consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management.  Raymond James has relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement.  Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived.  Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Goldleaf is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Goldleaf.  In its financial analyses, Raymond James assumed the merger consideration had a value of $0.98 per Goldleaf share.  Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger.  In the capacity of rendering its opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion expressed in its written opinion, Raymond James has taken into account such accepted financial and investment banking procedures and considerations as Raymond James has deemed relevant, including the review of (a) historical and projected revenues, operating earnings, net income and capitalization of Goldleaf and certain other publicly held companies in businesses Raymond James believes to be comparable to Goldleaf; (b) the current and projected financial position and results of operations of Goldleaf; (c) the historical market prices and trading activity of Goldleaf common stock; (d) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (e) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to our board of directors at its meeting on August 16, 2009, which material was considered by Raymond James in rendering the opinion described below.  No company or transaction used in the analyses described below is directly comparable to Goldleaf, Jack Henry or the contemplated merger.

Trading Analysis.  Raymond James analyzed historical closing prices of Goldleaf common stock and compared them to the value of the proposed merger consideration.  The results of this analysis are summarized in the following table:

Price Per Share

Merger consideration value	$0.98
Goldleaf closing stock price as of 8/14/2009	0.70
52-week high Goldleaf stock price (8/19/2008)	1.75
52-week low Goldleaf stock price (8/3/2009)	0.31

Raymond James considered the results of this analysis in formulating its opinion; however, Raymond James believes that this individual analysis should not be viewed without considering all of its analyses as a whole, as taken individually, the analysis would create an incomplete view of the process underlying the entire analysis set forth in its opinion.

Selected Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of the following 20 publicly-traded financial technology and software, information technology and business process outsourcing services companies, selected based on their participation in Goldleaf’s market sectors and industries, as well as other industry criteria which Raymond James deemed relevant to the analysis:

•                  3i Infotech, Ltd.

•                  ACI Worldwide, Inc.

•                  Affiliated Computer Services, Inc.

•                  Bottomline Technologies Inc.

•                  Computer Sciences Corp.

•                  Deluxe Corp.

•                  Diebold Inc.

•                  Fidelity National Information Services Inc.

•                  Fiserv Inc.

•                  Fundtech Ltd.

•                  Heartland Payment Systems Inc.

•                  HOV Services Ltd.

•                  Jack Henry & Associates Inc.

•                  Lender Processing Services, Inc.

•                  M&F Worldwide Corp.

•                  NCR Corp.

•                  Online Resources Corp.

•                  Perot Systems Corp.

•                  S1 Corp.

•                  Total System Services, Inc.

Raymond James calculated various financial multiples for each company, including (a) enterprise value (market value plus debt, preferred stock and minority interests, less cash) compared to earnings before interest, taxes, depreciation or amortization, or EBITDA, for the most recent actual twelve months results for each company based on its publicly available information filed with the SEC, referred to as “TTM,” and EBITDA for the two most recent historical quarters annualized (“1st Half Annualized”) and the estimated calendar year ending December 31, 2009, referred to as 1H09 and CY09, respectively, (b) enterprise value compared to EBITDA less capital expenditures and capitalized software expenditures, referred to as Cash Flow for the TTM and 1st Half Annualized periods, and (c) equity value compared to net income, using the TTM results as well as consensus Wall Street estimates for the selected companies for CY09.  The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate.  Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Goldleaf implied by the merger consideration.  The results of the selected public companies analysis are summarized below:

	Enterprise Value / EBITDA						Enterprise Value / Cash Flow				Equity Value / Net Income
	TTM		1H09		CY 09E		TTM		1H09		TTM		CY 09E
Mean	7.0	x	7.4	x	6.4	x	9.8	x	12.3	x	13.2	x	14.4	x
Median	6.3	x	7.2	x	6.2	x	9.4	x	10.8	x	12.6	x	14.0	x
Minimum	4.1	x	4.1	x	2.7	x	5.4	x	4.6	x	0.8	x	4.1	x
Maximum	14.6	x	12.8	x	11.4	x	19.9	x	23.8	x	29.9	x	21.4	x

Merger consideration	5.1	x	11.9	x	5.6	x	9.2	x	70.4	x	NM		NM

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to Goldeaf’s actual and projected financial results and determined the implied equity price per share of Goldleaf common stock and then compared those implied equity values per share to the merger consideration of $0.98 per share.  The results of this are summarized below:

	Enterprise Value / EBITDA			Enterprise Value / Cash Flow		Equity Value / Net Income
	TTM	1H09	CY 09E	TTM	1H09	TTM	CY 09E
Mean	$2.15	$(0.21)	$1.41	$1.17	$(1.60)	NM	NM
Median	1.72	(0.25)	1.34	1.03	(1.66)	NM	NM
Minimum	0.34	(1.08)	(0.62)	(0.32)	(1.94)	NM	NM
Maximum	6.79	1.20	4.24	4.58	(1.09)	NM	NM

Merger consideration	$0.98	$0.98	$0.98	$0.98	$0.98	$0.98	$0.98

Raymond James reviewed the mean, median, minimum and maximum 1st Half Annualized Year over Year revenue growth and EBITDA margin characteristics and compared them to Goldleaf.  The results of the selected public companies analysis are summarized in the following table:

	1H YoY Growth Rate	EBITDA Margin
Mean	(1.7)%	18.9%
Median	(2.8)%	18.7%
Minimum	(15.2)%	5.1%
Maximum	21.7%	31.2%

Goldleaf	(12.7)%	15.5%

Raymond James considered the results of this analysis in formulating its opinion; however, Raymond James believes that this individual analysis should not be viewed without considering all of its analyses as a whole, as taken individually, the analysis would create an incomplete view of the process underlying the entire analysis set forth in its opinion.

Selected Transaction Analysis.  Raymond James analyzed publicly available information relating to selected acquisitions of financial technology and business process outsourcing technology companies and prepared a summary of the relative valuation multiples paid in these transactions.  These transactions were selected based on their relevance to Goldleaf’s market and industries, as well as other industry criteria which Raymond James deemed relevant to the analysis, and the selected transactions included:

•                  March 31, 2009 — Fidelity National Information Services, Inc.’s acquisition of Metavante Corp.

•                  April 28, 2008 — 3i Infotech Ltd.’s acquisition of Regulus Group, LLC

•                  March 3, 2008 — Bottomline Technologies, Inc.’s acquisition of Optio Software, Inc.

•                  June 26, 2007 — Fidelity National Information Services, Inc.’s acquisition of eFunds Corp.

•                  October 31, 2006 — R.R. Donnelley & Sons, Co.’s acquisition of Banta Corp.

•                  December 19, 2006 — M&F Worldwide Corp.’s acquisition of John H. Harland Co.

•                  March 2, 2006 — Apollo Management, L.P.’s acquisition of SOURCECORP, Inc.

•                  September 16, 2005 — Océ Document Printing Systems’ acquisition of Imagistics International, Inc.

•                  April 5, 2005 — John H. Harland Co.’s acquisition of Liberty Enterprises, Inc.

•                  May 17, 2004 — Deluxe Corp.’s acquisition of New England Business Services

•                  January 30, 2004 — Perseus LLC and The Renaissance Group’s acquisition of Workflow Management, Inc.

•                  January 16, 2003 — Moore Corp.’s acquisition of Wallace Computer Services, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ EBITDA in each case for TTM and 1st Half Annualized periods prior to announcement of the transaction, where such information was publicly available.  Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Goldleaf implied by the merger consideration.  Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to Goldeaf’s actual last twelve months EBITDA and 1st Half Annualized EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $0.98 per share.  The results of the selected transactions analysis are summarized in the following table:

	Enterprise Value/				Implied Equity Price Per Share
	TTM EBITDA		1H Annualized EBITDA		TTM EBITDA	1H Annualized EBITDA
Mean	7.5	x	8.0	x	$2.44	$(0.04)
Median	7.0	x	7.9	x	2.14	(0.08)
Minimum	4.2	x	3.9	x	0.40	(1.12)
Maximum	12.2	x	13.9	x	5.32	1.50

Merger consideration	5.1	x	11.9	x	$0.98	$0.98

Raymond James reviewed the mean, median, minimum and maximum fiscal year revenue growth and EBITDA margin characteristics for the target companies and compared them to Goldleaf.  The results of the selected transactions are summarized below:

	FY Growth Rate	EBITDA Margin
Mean	4.8%	16.5%
Median	6.8%	14.8%
Minimum	(8.5)%	5.9%
Maximum	22.3%	29.2%

Goldleaf	(10.5)%	15.5%

Raymond James considered the results of this analysis in formulating its opinion; however, Raymond James believes that this individual analysis should not be viewed without considering all of its analyses as a whole, as taken individually, the analysis would create an incomplete view of the process underlying the entire analysis set forth in its opinion.

Transaction Premium Analysis.  Raymond James analyzed the stock price premiums paid in 39 completed merger and acquisition transactions announced since August 13, 2008 for U.S.-based public company targets with enterprise value between $25 million and $250 million.  Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and one month prior to announcement of the transaction.  Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the Goldleaf merger consideration expressed as a premium relative to the closing price of Goldleaf common stock on August 14, 2009, August 7, 2009 and July 17, 2009.  Raymond James excluded as outliers premiums (high or low) which fell more than two standard deviations from the average result of the entire group.  The results of the transaction premium analysis are summarized in the following table:

	Implied Premium
	1-day	1-week	1-month
Mean	73.6%	73.2%	69.0%
Median	56.2%	58.5%	51.6%
Minimum	3.5%	(26.4)%	(85.7)%
Maximum	234.9%	203.4%	223.7%

Merger consideration	$0.98	$0.98	$0.98
Goldleaf closing stock price per share	$0.70	$0.66	$0.55
Implied transaction premium	40.0%	48.5%	78.2%

Furthermore, Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to the actual corresponding closing stock prices of Goldleaf common stock to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $0.98 per share.  The results of this analysis are summarized in the following table:

	Implied Equity Price Per Share
	1-day	1-week	1-month
Mean	$1.21	$1.14	$0.93
Median	1.09	1.05	0.83
Minimum	0.72	0.49	0.08
Maximum	2.34	2.00	1.78

Merger consideration	$0.98	$0.98	$0.98

Raymond James considered the results of this analysis in formulating its opinion; however, Raymond James believes that this individual analysis should not be viewed without considering all of its analyses as a whole, as taken individually, the analysis would create an incomplete view of the process underlying the entire analysis set forth in its opinion.

Discounted Cash Flow Analysis.  Raymond James analyzed the discounted present value of our projected free cash flows for the remainder of fiscal 2009 and for the years ending December 31, 2010 through 2014 on a standalone basis.  Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures and capitalized software expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of our financial performance that represented the best available estimates and judgment of management.  Consistent with the periods included in the financial projections, Raymond James used calendar year 2014 as the final year for the analysis and applied multiples, ranging from 5.0x to 8.0x, which Raymond James deemed relevant to the analysis, to calendar 2014 EBITDA in order to derive a range of terminal values for Goldleaf in 2009.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 18.0% to 22.0%, which reflected the weighted average after tax cost of debt and equity capital associated with executing Goldleaf’s business plan.  The resulting range of present enterprise values was adjusted by Goldleaf’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of Goldleaf common stock.  Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Goldleaf common stock implied by the merger consideration.  The results of the discounted cash flow analysis are summarized in the following table:

Equity Value Per Share
Minimum	$1.89
Maximum	4.23

Merger consideration	$0.98

Raymond James considered the results of this analysis in formulating its opinion; however, Raymond James believes that this individual analysis should not be viewed without considering all of its analyses as a whole, as taken individually, the analysis would create an incomplete view of the process underlying the entire analysis set forth in its opinion.

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion.  In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Goldleaf.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Goldleaf.  The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses.  Such analyses were provided to our board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the shareholders of the consideration to be received by such holders in connection with the proposed merger.  The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.  The opinion of Raymond James was one of many factors taken into consideration by our board of directors in making its determination to approve the merger.  Consequently, the analyses described above should not be viewed as determinative of our board of directors’ or our management’s opinion with respect to the value of Goldleaf.  We placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of August 16, 2009, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, we have paid Raymond James a fee $250,000 for the delivery of its opinion.  We will also pay Raymond James a fee of $1,080,000 for advisory services in connection with the merger, which is contingent upon the closing of the merger.  We also agreed to reimburse Raymond James for up to $50,000 in expenses incurred in connection with its services, including the fees and expenses of its counsel, and we agreed to indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.  Our board retained Raymond James based upon the recognized experience and expertise of Raymond James in the financial services technology and payment and transaction processing industries and its prior experience with Lane, Berry & Co. International, LLC, an investment banking firm acquired by Raymond James in May 2009.  In the ordinary course of business, Raymond James may trade in the securities of Goldleaf and Jack Henry for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Projections

Goldleaf did not publicly disclose the financial projections that management prepared and that Raymond James relied upon in rendering its fairness opinion for several reasons.  The projections were based on numerous uncertainties and factors that are beyond the control of management including, without limitation, factors relating to business uncertainties, the competitive landscape and general economic conditions.  Accordingly, the projections may not be a reliable measure of the future performance of Goldleaf.  Furthermore, the projections may contain proprietary, confidential and/or sensitive information about Goldleaf’s business, the disclosure of which may place Goldleaf at a competitive disadvantage.  Accordingly, Goldleaf believes that disclosure of the financial projections may be confusing to its shareholders and harmful to its business.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, our shareholders should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders approve the merger agreement.  We describe each of these interests below, including in a table that summarizes the financial interests.  See “Table Summarizing the Financial Interests of Our Directors and Executive Officers in the Merger” on page 44.

Treatment of Stock Options and Restricted Stock

Stock Options Generally

As of the record date, there were approximately 1,755,248 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors, 25,000 of which have an exercise price less than $0.98 per share.  Immediately before the effective time, each then outstanding Goldleaf stock option that is unvested shall immediately vest and become exercisable.  Concurrently with the effective time, each Goldleaf stock option will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Goldleaf common stock subject to the option at the time of cancellation, multiplied by (y) the positive difference between (A) the merger consideration of $0.98 per share and (B) the per share exercise price of the option.  We will pay to holders of eligible Goldleaf stock options the option consideration described above, without interest and less any required withholding taxes.  We will pay no consideration for stock options with an exercise price greater than or equal to $0.98 per share.  The table on page 44 describes the numbers of options (vested and unvested) to be cancelled and the amounts to be paid to each of our executive officers and directors.

Negotiated Settlement of Certain Rights Related to Stock Options

Our Chief Executive Officer and President, G. Lynn Boggs, has an employment agreement with option continuation provisions.  In connection with the negotiation of the merger agreement, Mr. Boggs agreed, at the request of Jack Henry, to waive his right to continuation of his options to purchase 505,942 shares of common stock, in exchange for an increase in the per share consideration to be paid to shareholders generally, rather than to himself personally.  In exchange for the waiver of right to continuation of Mr. Boggs’ options, Jack Henry agreed to increase the aggregate consideration to shareholders by $83,798, which is equal to the Black-Scholes estimated value using our useful life assumption rather than the remaining option life (which would have produced a value of $117,259).  Each of these options has an exercise price above $0.98 per share.

The President of our RMSA Division, Henry M. Baroco, has an employment agreement with option continuation provisions.  Mr. Baroco agreed, at the request of Jack

Henry, to waive his right to continuation of his options to purchase 348,670 shares of common stock, in exchange for $48,407, which is equal to the Black-Scholes estimated value using our useful life assumption rather than the remaining option life (which would have produced a value of $64,592).  Each of these options has an exercise price above $0.98 per share.

A former director has a director agreement with option continuation provisions.  The former director agreed, at the request of Jack Henry, to waive his right to continuation of his options to purchase 134,000 shares of our common stock, all of which have exercise prices that exceed $0.98 per share, for a negotiated amount of $25,000, which is higher than the Black-Scholes estimated value of $16,462 using our useful life assumption rather than the remaining option life (which would have produced a value of $18,144).

Treatment of Restricted Stock

As of the record date, there were approximately 240,000 outstanding restricted shares of our common stock granted to our current executive officers and directors.  On the consummation of the merger, each then outstanding restricted share of our common stock, whether or not applicable restrictions have lapsed, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of restricted shares of our common stock and (y) the merger consideration of $0.98 per share.  We will pay to holders of eligible restricted shares the consideration described above, without interest and less any required withholding taxes.

Severance Payment to G. Lynn Boggs, Chief Executive Officer and President

Our Chief Executive Officer and President, G. Lynn Boggs, will receive a severance payment at closing under a previously established severance arrangement, which was amended in connection with the negotiation of the merger agreement to reduce the amount due under the arrangement as described below.

Under his employment agreement dated December 9, 2005, as amended on May 10, 2007, Mr. Boggs would have been entitled to the following payments and benefits if his employment was terminated without cause or he terminated his employment with adequate justification:

•                  a lump sum severance payment equal to twice his current base salary and twice his current bonus (or the average bonus paid to him during the last three years, if greater) in a lump sum within 15 days of the termination;

•                  continued benefits to Mr. Boggs and his dependents for 24 months following termination;

•                  immediate vesting and continuation of his outstanding incentive awards and stock options;

•                  a “gross-up” payment if any payment or benefit would be considered a payment of nonqualified deferred compensation or subject to excise tax under the Internal Revenue Code; and

•                  the pro rata portion of his annual bonus for 2009 (estimated through September 30, 2009).

In connection with the negotiation of the merger agreement, on August 16, 2009, Mr. Boggs agreed to a payment waiver agreement under which he waives $235,077 of the lump sum severance payment that he would have been entitled to receive if his employment was terminated in connection with the merger, in exchange for an increase in the merger consideration payable to our shareholders, with the agreement that the waiver would not affect his right to receive severance benefits as set forth in the employment agreement as a result of the merger.  As described above in “Negotiated Settlement of Certain Stock Options,” Mr. Boggs also waived the right to continuation of his options.

Potential Severance Payments to Other Executive Officers

Some of our executive officers could receive severance payments under previously established severance arrangements if their employment is terminated following or in connection with the merger.  Several of these individuals agreed to reduce the amount of their potential severance payments in exchange for a corresponding increase in the aggregate merger consideration payable to our shareholders.  A description of each of these severance arrangements follows:

Henry M. Baroco, President — RMSA Division

Under his amended and restated employment agreement dated April 22, 2008, if Mr. Baroco’s employment is terminated without cause, through a constructive discharge, or upon a voluntary termination following a change in control of our RMSA Division, he is entitled to a lump sum severance payment equal to 200% of his base salary and 100% of his average annual incentive award for the prior two years.  If Mr. Baroco’s employment is terminated for any reason, he is entitled to continuation of his vested options and a “gross-up” payment if any payment or benefit is subject to excise tax as an “excess parachute payment” under section 280G of the Internal Revenue Code.  As described above in “Negotiated Settlement of Certain Stock Options,” Mr. Baroco negotiated a payment waiver agreement that provides for a cash payment of $48,407 at or before closing to waive all option continuation rights in his employment agreement, with the agreement that the waiver would not affect his right to receive severance benefits as set forth in the employment agreement as a result of the merger.

Brian Geisel, Executive Vice President — Goldleaf Enterprise Payments

Under his employment agreement dated April 29, 2005, if Mr. Geisel resigns for good reason, or is terminated without cause, he is entitled to separation payments equal to 18 months of his base salary (to be paid over 18 months) and 100% of his target bonus for the year in which the separation occurs (to be paid within 30 days of year-end for the applicable fiscal year).

David Peterson, Executive Vice President — Goldleaf Payment Solutions

Under his employment, severance and non-solicitation agreement dated January 23, 2006, if Mr. Peterson is terminated without cause, or if Mr. Peterson terminates his employment for good reason within 12 months of a change in control, he is entitled to continue to receive his then current base salary for a period of six months, plus continuation of his employment benefits for six months without paying premiums.

Dan Owens, Chief Financial Officer

W. Todd Shiver, Executive Vice President — Sales & Marketing

Matthew W. Pribus, Executive Vice President — Information Technology & Operations

Each of Mr. Owens, Mr. Shiver, and Mr. Pribus has a change in control severance pay agreement with us that provides for a lump sum payment to the employee equal to 100% of the employee’s base salary if there is a change of control, and

•                  within six months preceding the change in control the employee is terminated or is constructively discharged;

•                  the employee is terminated within 12 months following the change in control; or

•                  the employee resigns on not less than 90 days written notice.

In connection with the negotiation of the merger agreement, each of Mr. Owens, Mr. Shiver and Mr. Pribus agreed that if the merger was consummated, their potential payments under their agreements would be reduced by 8%, and they would be eligible to receive those reduced payments following a termination for any reason within 12 months of closing, with two weeks prior notice.

Table Summarizing the Financial Interests of Our Directors and Executive Officers in the Merger

Name (1)	Number of Vested In-the-Money Options to Be “Cashed Out”/ Amount of Payment	Number of Unvested In-the-Money Options to Be Accelerated and “Cashed Out”/ Amount of Payment	Number of Unvested Shares of Restricted Stock to Be Accelerated and “Cashed Out”/ Amount of Payment	Estimated Actual/ Potential Severance Payment

G. Lynn Boggs CEO and President, Director (2)	—	—	53,334/ $52,267	$1,891,178 (actual)

Henry M. Baroco Pres. — RMSA Division (3)	—	—	15,000/ $14,700	$435,875 (potential)

Dan Owens CFO	—	—	26,667/ $26,133	$211,600 (potential)

Brian Geisel Exec. V.P. — Goldleaf Enterprise Payments	—	—	30,000/ $29,400	$578,974 (potential)

David Peterson Exec. V.P. — Goldleaf Payment Solutions	—	—	30,000/ $29,400	$128,906 (potential)

W. Todd Shiver Exec. V.P. — Sales & Marketing	—	—	35,000/ $34,300	$230,000 (potential)

Matthew W. Pribus Exec. V.P. — Information Technology & Operations	—	—	30,000/ $29,400	$209,300 (potential)

Robert A. McCabe, Jr. Chairman of the Board of Directors	—	5,000/ $850	—	—

Lawrence A. Hough Director	—	5,000/ $850	—	—

Bill Mathis Director	—	5,000/ $850	—	—

Beck A. Taylor Director	—	5,000/ $850	—	—

John D. Schneider, Jr. Director	—	5,000/ $850	—	—

Charles B. Carden, Director	—	—	—	—

Footnotes are on following page.

(1)                                  Our former director, David Ingram, and our former executive vice president — finance, Scott R. Meyerhoff, do not have any interests in the merger that are that are different from, or in addition to, the interests of our shareholders generally.

(2)                                  As described above in “Negotiated Settlement of Certain Rights Related to Stock Options,” Mr. Boggs has agreed to waive certain continuation rights with respect to his outstanding options in exchange for Jack Henry agreeing to increase the aggregate consideration to shareholders by $83,798.  This amount is not included in the amounts shown in the table.

(3)                                  As described above in “Negotiated Settlement of Certain Rights Related to Stock Options,” Mr. Baroco will receive $48,407 in exchange for waiver of certain continuation rights with respect to his outstanding options.

(4)                                  These estimated potential severance payments reflect the reductions negotiated in connection with the merger agreement and described above in “Severance Payments.”  None of these severance payments will become due while the employment of the executive officer continues.  Jack Henry has not completed its evaluation of our business and has not determined which of our officers it would like to retain.

Potential Incentive and Other Compensation from Jack Henry

As of the date of this proxy statement, Jack Henry has not determined whether it will seek to retain each of our executive officers other than Mr. Boggs as an employee post-closing.  Jack Henry may offer these officers various incentives to remain with Jack Henry.

Indemnification Rights

For a period of six years from the effective time, the provisions of the charter and bylaws of the surviving corporation and each of its subsidiaries concerning the elimination of liability and the indemnification of officers and directors, as are currently in effect as of the date of the merger agreement, shall not be amended in any manner that would adversely affect the rights of officers and directors of Goldleaf and its subsidiaries.

The merger agreement also provides that, from and after the closing date of the merger, Jack Henry and the surviving corporation shall indemnify, hold harmless and defend each person who is a current or former officer or director of Goldleaf or any of its subsidiaries, to the extent permitted by applicable law, against all losses and expenses related to demands, claims, causes of action, assessments or similar actions arising out of acts or omissions which occurred before the closing of the merger.

Directors’ and Officers’ Fiduciary and Liability Insurance

Jack Henry has agreed to cause the surviving corporation to maintain in effect, for a period of six years after the effective time, the current policies of directors’ and officers’ fiduciary and liability insurance maintained by Goldleaf by purchasing a policy providing “tail” coverage, in a form reasonably agreed upon by Goldleaf.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. persons (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger.  This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders.  For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (including any entity treated as a corporation for U.S federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•                  a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•                  an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership.  A partner of a partnership holding our common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect.  It applies only to beneficial owners who hold shares of our common stock as capital assets (generally, for investment), and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, directly or indirectly, in Jack Henry or the surviving corporation after the merger, who actually or constructively own more than 5% of our common stock, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, dealers in securities or currencies, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, or shareholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction or other integrated investment).  This discussion does not address the receipt of cash in connection with the cancellation of options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans.  This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the shareholder’s adjusted tax basis in such shares.  Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).  Such gain or loss will be long-term capital gain or loss, provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate shareholder is entitled under the merger agreement, unless the shareholder or other payee provides a taxpayer identification number, certifies that the number is correct, and otherwise complies with the backup withholding rules.  Each shareholder should complete and sign the Substitute Form W-9, which will be included as part of the letter of transmittal, and return it to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.  Cash received in the merger will also be subject to information reporting unless an exemption applies.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger.  Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of our common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approval

We and Jack Henry have agreed to obtain as promptly as practicable all regulatory approvals required to complete the transactions contemplated by the merger agreement.  We and Jack Henry will complete the filing of applications and notifications to obtain the required regulatory approvals.  No filings will be required under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file reports with the SEC.

Litigation Related to the Merger

A purported class action lawsuit was filed on August 26, 2009 against Goldleaf, Jack Henry, Merger Sub and our directors, by David Harrison, an individual who claims to be a shareholder of Goldleaf, in the Superior Court of Gwinnett County, Georgia (Civil Action Class Action Complaint No. 09A-07923-9).  The complaint contends that the proposed merger consideration of $0.98 per share is unfair and inadequate, that the proxy statement is materially misleading and/or incomplete and that the merger agreement includes onerous and preclusive deal protection devices.  The complaint asserts claims of breach of fiduciary duty against the individual defendants based on an alleged failure to maximize shareholder value and on alleged materially inadequate disclosures and material disclosure omissions.  The complaint also alleges that Goldleaf and Jack Henry aided and abetted the individual defendants’ breaches of their fiduciary duties.  The complaint seeks as relief, among other things, a judgment (a) declaring the complaint to be a class action; (b) enjoining the merger, or if the merger is consummated before the court enters final judgment, rescinding the merger or awarding rescissory damages; and (c) awarding the plaintiff the costs of the lawsuit, including the fees and expenses of the plaintiff’s attorneys and experts.

On September 4, 2009, the defendants reached an agreement in principle with the plaintiff to settle the litigation described above.  In connection with the settlement contemplated by that agreement in principle, the lawsuit and all claims asserted in it will be dismissed.  The terms of the settlement contemplated by that agreement in principle required Goldleaf to make certain additional disclosures related to the merger, and this definitive proxy statement contains those disclosures.  The parties also agreed that the plaintiff may seek limited attorneys’ fees and costs in an amount up to $212,500.  There will be no other settlement payment by Goldleaf, Jack Henry, Merger Sub or any of the members of Goldleaf’s board of directors.  The agreement in principle further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including court approval following notice to Goldleaf’s shareholders.  If the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the agreement in principle.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms and provisions of the merger agreement, but it may not contain all of the information about the merger agreement that is important to you.  The complete text of the merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.  We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The provisions of the merger agreement are intended to govern the contractual rights of the parties with respect to the merger.  The description of the representations and warranties is included below to provide Goldleaf’s shareholders with information regarding the terms of the merger agreement.  The assertions embodied in those representations and warranties were made for the benefit of the other party to the merger agreement, were made as of a specific date and may have been intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect.  Moreover, the representations and warranties are qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by the party that made the representations and warranties to the other party.  We have disclosed in this proxy statement any specific material facts that qualify the representations and warranties in the merger agreement.  None of the representations and warranties will survive the closing of the merger.

The merger agreement has been included to provide you with information regarding its terms.  It is not intended to provide any other factual information about us.  That information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 66.

The Merger

The merger agreement provides for Jack Henry to acquire Goldleaf through a merger transaction, which is referred to in this proxy statement as the merger.  Merger Sub, a wholly owned subsidiary of Jack Henry, will merge with and into Goldleaf, with Goldleaf continuing as the surviving corporation.  In this section of the proxy statement, we sometimes refer to Goldleaf after the merger as the surviving corporation.  As a result of the merger, Goldleaf will become a wholly owned subsidiary of Jack Henry.  Merger Sub will specify the form of the charter and bylaws of the surviving corporation.  At the effective time, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the surviving corporation will be the persons set forth on an exhibit to the merger agreement.

Effective Time

The merger is expected to take place on a date that is not later than the second business day after the conditions in the merger agreement have been satisfied or waived, or at such other time as Jack Henry, Merger Sub and Goldleaf agree.  See “Conditions to the Merger” below for a more detailed description of the conditions that must be satisfied or waived before the merger can be completed.

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Tennessee or at such later time as is agreed between the parties and specified in the articles of merger.  The effective time of the merger is referred to in this proxy statement as the effective time.

Consideration to be Received in the Merger

If the merger is completed, each share of Goldleaf common stock you hold will be converted into the right to receive $0.98 in cash, without interest and less any required withholding taxes.

Treatment of Stock Options and Restricted Stock

Stock Options

Immediately before the effective time, each Goldleaf stock option that is outstanding which remains unvested, shall immediately vest and become exercisable.  Concurrently with the effective time, each Goldleaf stock option will be cancelled, and converted into the right to receive an amount in cash, equal to the product of (x) the number of shares (or fraction thereof) of Goldleaf common stock subject to such stock option at the time of such cancellation, multiplied by (y) the positive difference between (A) the merger consideration of $0.98 per share and (B) the per share exercise price of such stock option.  We will pay to holders of eligible Goldleaf stock options the option consideration described above, without interest, less any required withholding taxes.  We will pay no consideration for stock options with an exercise price greater than or equal to $0.98 per share.

Restricted Stock

On the consummation of the merger, each then outstanding restricted share of our common stock, whether or not applicable restrictions have lapsed, will be cancelled, and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of restricted shares of our common stock and (y) the merger consideration of $0.98 per share.  We will pay to holders of eligible restricted shares the consideration described above, without interest and less any required withholding taxes.

Exchange Procedures

Jack Henry will appoint a bank or trust company reasonably acceptable to Goldleaf to serve as paying agent for the benefit of the holders of Goldleaf common stock and Goldleaf stock options.  Before the effective time, Jack Henry will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the effective time, Goldleaf will close its stock transfer books and there will be no further transfers of Goldleaf shares.

Promptly following the effective time, the paying agent will mail to holders of record of Goldleaf common stock and Goldleaf stock options a letter of transmittal and instructions on surrendering their certificates of Goldleaf common stock, or corresponding documents with respect to stock options (we refer to these certificates and documents collectively as “Certificates”), in exchange for the merger consideration they are entitled to receive.  Jack Henry, the surviving corporation, or the paying agent will reduce the amount of any merger consideration paid to a shareholder by any required withholding taxes.  You should not forward your Certificates to the paying agent without a transmittal letter, and you should not return your Certificates with the enclosed proxy.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit by the owner of the Certificate claiming the Certificate has been lost, stolen or destroyed, and the posting of a bond by such person in the form and amount reasonably required by the surviving corporation, as indemnity against any claim that may be made against the surviving corporation with respect to the Certificate, the paying agent will deliver the merger consideration with respect to the shares formerly represented by such lost, stolen or destroyed Certificate.

If any cash deposited with the paying agent is not claimed within one year following the effective time, that cash will be returned to Jack Henry.  Thereafter, holders of Certificates previously representing shares of Goldleaf common stock or Goldleaf stock options will look only to the surviving corporation as a general creditor for payment of the merger consideration.

Representations and Warranties

The merger agreement contains customary representations and warranties made by each of Goldleaf, Jack Henry and Merger Sub, as to, among other things:

•                  organization, good standing and qualification;

•                  charter (certificate of incorporation) and bylaws;

•                  authorization to execute and deliver the merger agreement and enforceability of the merger agreement;

•                  no violation of corporate organizational documents, laws or conflicts with or creation of liens;

•                  absence of material regulatory filings and consents and approvals of governmental authorities, except as set forth in the merger agreement;

•                  absence of litigation;

•                  information provided in this proxy statement; and

•                  brokers and finders.

In addition, the merger agreement contains representations and warranties by Goldleaf, as to, among other things:

•                  board approval and board recommendation to Goldleaf’s shareholders to approve the merger agreement and exempting, as necessary, the merger agreement and the transactions contemplated under the merger agreement from the restrictions of the Tennessee Business Combination Act;

•                  the required shareholder vote to approve the merger agreement;

•                  unavailability of dissenters’ rights under Chapter 23 of the Tennessee Business Corporation Act;

•                  capitalization and the ownership of subsidiaries;

•                  absence of shareholder agreements, voting trusts or other agreements with respect to the voting of capital stock;

•                  sufficiency of Goldleaf’s and its subsidiaries assets to conduct the business of Goldleaf and its subsidiaries;

•                  financial statements;

•                  filings and reports with the SEC;

•                  the absence of certain changes or events;

•                  disclosure and internal controls;

•                  absence of undisclosed liabilities, including the absence of a material adverse effect;

•                  absence of judgments, injunctions, orders and similar awards;

•                  compliance with laws;

•                  permits;

•                  material contracts to which Goldleaf and its subsidiaries are a party;

•                  real property and leases;

•                  tax matters;

•                  employee benefit plans;

•                  compliance with environmental laws;

•                  intellectual property;

•                  labor matters;

•                  insurance;

•                  the fairness opinion provided by Raymond James;

•                  required consents; and

•                  transactions with affiliates.

Some of Goldleaf’s representations and warranties are qualified by a “material adverse effect” standard, which means, with respect to Goldleaf, an effect or change that individually or in the aggregate, as applicable, has a material adverse effect (a) on its condition (business or otherwise), assets and result of operations and its subsidiaries taken as a whole (that is not cured before closing the merger), or (b) on the ability of Goldleaf to consummate timely the transactions contemplated by the merger agreement.  “Material adverse effect” does not include changes or effects:  generally affecting the industries in which Goldleaf and its subsidiaries operate, or the economy or the general financial, credit or securities markets in the United States; reflecting or resulting from changes or proposed changes in law or GAAP; resulting from actions or omissions of Goldleaf that Jack Henry has requested or to which Jack Henry has consented; or resulting from the announcement of the merger or the merger agreement.  “Material adverse effect” does not include any decline in the market price or trading volume of Goldleaf common stock or any failure, in and of itself, of Goldleaf to meet any internal or public projections, forecasts or estimates of revenues or earnings.

In addition, the merger agreement contains representations and warranties by Jack Henry and Merger Sub, as to, among other things:

•                  the funds necessary to pay the merger consideration, repay the disclosed indebtedness of Goldleaf and associated costs and expenses of the merger and other transactions contemplated by the merger agreement;

•                  the operations of Merger Sub; and

•                  the solvency of the surviving corporation following the merger.

The representations and warranties in the merger agreement are very detailed, and the above description is only a summary.  You are urged to read carefully and in its entirety the section of the merger agreement entitled “Representations and Warranties of Goldleaf” in Annex A attached to this proxy statement.

The representations and warranties of the parties to the merger agreement will not survive the consummation of the merger.

Covenants of Goldleaf Regarding Conduct of Business Before the Merger

Conduct of Business

Goldleaf has agreed that, until the consummation of the merger, Goldleaf and its subsidiaries, except as otherwise permitted or required under the merger agreement, and unless the merger agreement is earlier terminated pursuant to the termination provisions described below, will:

•                  operate and carry on their business only in the ordinary course consistent with past practice;

•                  use reasonable efforts consistent with good business practice to keep and maintain their respective assets and properties in normal operating condition and repair; and

•                  use reasonable efforts to maintain their present business organization intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.

In addition, Goldleaf has agreed that, subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Jack Henry, Goldleaf shall not, and shall not cause any of its subsidiaries to:

•                  amend its charter or bylaws or equivalent organizational documents or amend the terms of its outstanding equity securities;

•                  issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase) any shares of Goldleaf capital stock, any securities exchangeable for or convertible into shares of Goldleaf capital stock, or any other securities, except that Goldleaf may issue or agree to issue shares of capital stock upon the exercise of Goldleaf stock options and the conversion of the convertible notes outstanding on the date of the merger agreement and pursuant to the terms of such securities;

•                  split, combine, or reclassify any shares of Goldleaf capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of any shares of capital stock, except for the payment of dividends or distributions by a wholly owned subsidiary to Goldleaf or another wholly owned subsidiary;

•                  redeem, purchase or otherwise acquire for any consideration (a) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (b) any other securities of Goldleaf or its subsidiaries, or (c) any interest in any of the foregoing;

•                  except in the ordinary course of business consistent with past practice and for indebtedness incurred under our credit facility, incur any indebtedness for borrowed money in excess of $200,000;

•                  make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of stock or assets of any third-party in excess of $200,000 in the aggregate other than inventory, supplies or other assets in the ordinary course of business consistent with past practice;

•                  merge or consolidate with any entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, other than transactions solely between or among Goldleaf and its wholly owned subsidiaries;

•                  enter into, amend or modify any employment, consulting or similar contract with, or increase the compensation and/or benefits of any employee whose base salary is in excess of $75,000;

•                  increase the compensation and/or benefits of employees in an amount in excess of 1% of the aggregate of all employees’ annual base salaries and wages, except as required by applicable law or a contract or commitment in effect as of the date of the merger agreement;

•                  adopt, amend or terminate any employee benefit plan, severance plan or collective bargaining agreement, except as required by law or by the terms of any such plan or agreement, or grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or any employee whose base salary is in excess of $75,000;

•                  mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or encumbrances under our credit facility or other permitted borrowings in the ordinary course of business consistent with past practice;

•                  make any material change in its financial accounting principles or the methods by which such principles are applied, except as required by GAAP;

•                  pay, discharge, compromise, satisfy, cancel or forgive any debts, claims or rights of third parties (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $150,000, except in the ordinary course of business consistent with past practice;

•                  cancel, terminate, amend, modify or waive in any material way the terms of, any agreement, contract or commitment to which it is a party or by which it or any of its assets are bound, which (a) provides for payment by or to it in excess of $200,000 over the life of such agreement, contract or commitment, or (b) involves the performance of services or the delivery of goods by or to it of an amount or value in excess of $200,000 over the life of such agreement, contract or commitment, in each case, other than in the ordinary course of business consistent with past practice;

•                  make an investment in, make a loan or advance or agreement to loan or advance to, enter into any joint venture, partnership or other similar arrangement for the conduct of business with, or guarantee indebtedness for borrowed money of any third-party or any portion of the assets of any person that constitutes a division or operating unit of such third-party; provided, however, that such transactions solely between Goldleaf and any of its subsidiaries shall not be prohibited;

•                  make, change or revoke any material tax election, elect or change any method of accounting for tax purposes, settle any material action in respect of taxes or enter into any material agreement or contract in respect of taxes with any governmental authority, except in each case, in the ordinary course of business or consistent with past practice;

•                  grant any license or sublicense or amend the terms of any material rights with respect to any intellectual property, other than in the ordinary course of business consistent with past practice;

•                  make any capital expenditures not contemplated by the capital expenditure budget previously made available to Jack Henry;

•                  enter into any new line of business or materially change its risk, investment, asset liability management and operating policies, except as required by applicable law;

•                  hire any new employee, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to any employee with a base salary and bonus opportunity of less than $200,000 per year; or

•                  agree, commit or resolve to do or authorize any of the foregoing.

Solicitation of Proposals from Other Parties

Goldleaf has agreed, subject to the exceptions discussed below, that it will not, directly or indirectly:

(a)          initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer, or a transaction to effect, an acquisition proposal;

(b)         engage or participate in any negotiation concerning an acquisition proposal;

(c)          provide any confidential information or data to any person relating to an acquisition proposal or knowingly facilitate any effort to attempt to make or implement an acquisition proposal;

(d)         approve or recommend, or propose publicly to approve or recommend an acquisition proposal; or

(e)          approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to an acquisition proposal, or propose to agree to do any of the foregoing.

For the purposes of the merger agreement, an “acquisition proposal” means any bona fide written proposal, other than the merger, regarding, (1) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving Goldleaf or any of its subsidiaries as a result of which any person would acquire the securities or assets described in either of clauses (2) or (3) below; (2) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of Goldleaf’s subsidiaries) of Goldleaf and its subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of Goldleaf and its subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of Goldleaf and its subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (3) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person involving 10% or more of the outstanding shares of Goldleaf common stock.

Goldleaf may engage in any actions prohibited by (a), (b) and (c) above, with another party, only if that party has made an unsolicited written acquisition proposal that the board of directors, after consultation with independent legal counsel, determines in good faith constitutes a superior proposal or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties.

For purposes of the merger agreement, a “superior proposal” means a written acquisition proposal (except that for purposes of the definition of “superior proposal” all references in the definition of  acquisition proposal to “10%” shall be deemed to be references to “25%”) that the board of directors of Goldleaf believes in good faith, after consultation with its legal and financial advisors, if consummated, would be more favorable to Goldleaf or its shareholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account the terms and conditions of such a proposal and likelihood and timing of consummation thereof and all legal, financial, regulatory and other aspects thereof, the identity of the person making the proposal, and Goldleaf’s liability to pay the fee described in “Termination Fee” below, and whether the proposal is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Before taking any action related to a superior proposal, Goldleaf agreed, to the extent practicable, to provide Jack Henry with a minimum of 48 hours advance written notice.  Subject to providing such advance notice, nothing contained in the merger agreement shall prevent the board of directors of Goldleaf from executing or entering into an agreement relating to such superior proposal, holding a meeting of shareholders for the purpose of obtaining shareholder approval of such superior proposal or taking any other act in furtherance of such superior proposal.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements between Goldleaf, Jack Henry and Merger Sub, including the following:

Investigation of Business; Access to Properties and Records.  From the date of the merger agreement, Goldleaf will provide Jack Henry access to its properties, books, contracts, and other records and shall furnish such information regarding Goldleaf’s business and operations as reasonably requested.  Any information provided to Jack Henry and Merger Sub pursuant to the merger agreement shall be subject to the terms of the confidentiality agreement executed between the parties before the execution of the merger agreement.

Agreement to Cooperate.  Each party will undertake to file, as soon as practicable after the date of the merger agreement, and in any event by August 26, 2009, all forms or reports required by any governmental authority, including any foreign antitrust authority, with respect to the merger and the transactions contemplated by the merger agreement.  Each party shall respond promptly to any additional information requested by any such governmental authority and shall not enter into any agreement with any governmental authority not to consummate the transactions contemplated by the merger agreement.  Goldleaf and Jack Henry shall take all commercially reasonable steps to avoid or eliminate each impediment under antitrust, competition or trade law that may be asserted by a governmental authority with respect to the merger.

Further Assurances.  Each of Goldleaf, Jack Henry and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions necessary and advisable under applicable law to consummate the merger and the transactions contemplated by the merger agreement.

Public Announcements.  The parties have agreed to issue an initial press release with respect to the merger that shall be released as soon as practicable after the date of the merger agreement, which shall not be released without the prior consent of the other parties.

Indebtedness.  Concurrently with closing the merger, Jack Henry will cause all outstanding obligations of Goldleaf under its credit facility and under the convertible notes to be paid in full and immediately following that payment, shall cause Goldleaf’s credit facility and the convertible notes to be cancelled.  We expect that Jack Henry will pay approximately $42 million to repay the credit facility and the convertible notes in full at closing.

Indemnification.  For a period of six years from the effective time, the provisions of the charter and bylaws of the surviving corporation and each of its subsidiaries concerning the elimination of liability and the indemnification of officers and directors, as are currently in effect as of the date of the merger agreement, shall not be amended in any manner that would adversely affect the rights of officers and directors of Goldleaf and its subsidiaries.

The merger agreement also provides that, from and after the closing date of the merger, Jack Henry and the surviving corporation shall indemnify, hold harmless and defend each person who is a current or former officer or director of Goldleaf or any of its subsidiaries, to the extent permitted by applicable law, against all losses and expenses related to demands, claims, causes of action, assessments or similar actions arising out of acts or omissions which occurred before the closing of the merger.

Directors’ and Officers’ Fiduciary and Liability Insurance.  Jack Henry has agreed to cause the surviving corporation to maintain in effect, for a period of six years after the effective time, the current policies of directors’ and officers’ fiduciary and liability insurance maintained by Goldleaf by purchasing a policy providing “tail” coverage, in a form reasonably agreed upon by Goldleaf.

Shareholder Approval.  Goldleaf will prepare and file this proxy statement promptly after execution of the merger agreement and shall use its reasonable best efforts to obtain shareholder approval of the merger agreement at a special meeting of shareholders.

Restrictions on Jack Henry and Goldleaf.  Jack Henry and Goldleaf each agree, that from the date of the merger agreement and before the effective time, each party, subject to certain exceptions, shall not take any action (and shall not permit its subsidiaries to take any action) that could be reasonably expected to delay the consummation of the merger or result in the failure to satisfy any condition to consummate the merger.

Merger Sub.  Jack Henry shall take all action necessary to cause Merger Sub to perform its obligations and consummate the merger pursuant to the merger agreement and to ensure that, before the effective time, Merger Sub shall not conduct any business or activities or make investments other than as contemplated in the merger agreement, or incur or guarantee any indebtedness.

Notice of Developments.  Each party will give prompt written notice to the other party of (a) the occurrence or non-occurrence of any event which would be reasonably likely to cause a representation or warranty made in the merger agreement or disclosure schedules to be materially untrue or inaccurate, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement in the merger agreement.

State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or similar law is or becomes applicable to the merger, the parties shall each take all commercially reasonable actions necessary so the transactions contemplated by the merger agreement are consummated as promptly as practicable and on the terms and conditions of the merger agreement.

Exchange Delisting.  Before the closing of the merger, Goldleaf shall use reasonable best efforts to do all things necessary, proper and advisable under applicable laws and the rules and policies of the NASDAQ to enable the delisting by the surviving corporation of Goldleaf’s common stock from The NASDAQ Global Market and the deregistration of Goldleaf’s common stock under the Exchange Act.

Rule 16b-3.  Before the effective time, Goldleaf may take all steps reasonably necessary to cause the disposition of its equity securities pursuant to the merger agreement by each individual who is a director or officer of Goldleaf to be exempt under Rule 16b-3 under the Exchange Act.

Shareholder Litigation.  Goldleaf shall control and shall give Jack Henry the opportunity to participate in the defense of, any litigation brought by Goldleaf shareholders against Goldleaf and/or its directors relating to the transactions contemplated by the merger agreement; provided, however, that Goldleaf will not compromise, settle or come to any other arrangement regarding such litigation, or consent to the same, without the prior written consent of Jack Henry.

Benefits Plans.  If requested by Jack Henry, Goldleaf shall amend or terminate any of its employee benefits plans, arrangements, or policies, including, but not limited to, any bonus plan, incentive plan, deferred compensation plan, savings, retirement, life, health, disability or accident insurance plans, provided that the amendment or termination complies with applicable law, any applicable collective bargaining agreements and will not cause Goldleaf to incur any material liability or material obligation.

Jack Henry will notify Goldleaf at least five days before the closing of the merger whether it wishes Goldleaf to assign and transfer to Jack Henry any of its health or benefit plan policies and whether it will continue to sponsor Goldleaf’s 401(k) profit sharing plan or if Goldleaf should terminate such plan.

Conditions to the Merger

The obligations of Goldleaf, Jack Henry and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•                  the merger agreement must be approved by the shareholders of Goldleaf; and

•                  no law or government order shall be in effect that restrains or prohibits the consummation of the merger.

The obligations of Jack Henry to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•                  Goldleaf shall have performed in all material respects all of its obligations under the merger agreement required to be preformed before closing;

•                  each of the representations and warranties made by Goldleaf contained in the merger agreement shall be true and correct as of the closing, except for changes contemplated by the merger agreement, or with respect to certain representations, where such failure to be true and correct, has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•                  Jack Henry shall have received a certificate signed on behalf of Goldleaf attesting to the performance of Goldleaf’s obligations under the merger agreement and the truth of each representation and warranty contained in the merger agreement;

•                  consents of third parties to agreements with Goldleaf that are required to be obtained shall have been obtained; and

•                  the funded debt pay-off letters shall have been delivered to the extent applicable.

Goldleaf’s obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•                  each of Jack Henry and Merger Sub shall have performed in all material respects all of their obligations under the merger agreement required to be preformed before closing;

•                  each of the representations and warranties made by Jack Henry and Merger Sub contained in the merger agreement shall be true and correct as of the closing, except where such failure to be true and correct has not had and would not be expected to materially impair, delay or prevent the merger;

•                  Goldleaf shall have received a certificate signed on behalf of Jack Henry attesting to the performance of Jack Henry’s and Merger Sub’s obligations under the merger agreement and the truth of each representation and warranty contained in the merger agreement; and

•                  the paying agent shall have received, concurrent with closing, on behalf of the holders of outstanding shares of Goldleaf common stock and Goldleaf stock options, the merger consideration, and Goldleaf shall have received all funds necessary to pay the obligations and any other indebtedness of Goldleaf repayable concurrent with closing.

Termination of the Merger Agreement

Goldleaf or Jack Henry may terminate the merger agreement before the effective time, as follows:

•                  by mutual written consent of Goldleaf and Jack Henry;

•                  by either Goldleaf or Jack Henry if the effective time shall not have occurred on or before December 31, 2009; provided, however, that either party shall not be permitted to terminate if (a) any legal proceedings are pending between Goldleaf and either Jack Henry or any shareholder(s) of Goldleaf in connection with the merger agreement or the merger, or (b) if the failure to consummate the merger is attributable to the acts or omissions of the party seeking termination, which resulted in the failure to satisfy the conditions to consummate the merger, or the failure of the merger to be completed before December 31, 2009;

•                  by either Goldleaf or Jack Henry if an injunction, order, decree or ruling has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such injunction is final and non-appealable;

•                  by either Goldleaf or Jack Henry if the required vote of shareholders of Goldleaf is not obtained at the special meeting (or any adjournment of the special meeting); provided, however, that the right to terminate the merger agreement shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under the merger agreement caused the failure to obtain such shareholder approval;

•                  by either Goldleaf or Jack Henry if the board of directors of Goldleaf has:

•                  materially breached the covenants regarding solicitations of acquisition proposals from other parties;

•                  recommended a superior proposal or failed to publicly announce its recommendation against a superior proposal within 10 business days after the first public announcement of the superior proposal;

•                  withdrawn, modified or amended its approval or recommendation of the merger agreement or failed to reaffirm its recommendation or approval within 10 business days upon Jack Henry’s request following the first public announcement regarding an acquisition proposal;

•                  executed an agreement in principle or definitive agreement relating to a superior proposal or similar business combination with a third party; or

•                  resolved to do any of the foregoing.

Procedure and Effect of Termination

A party that is entitled to terminate the merger agreement shall provide written notice of termination to the other party, and the merger agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated by the merger agreement shall be abandoned.  Certain provisions of the merger agreement, however, such as those relating to the termination fee, governing law, expenses, waiver of jury trial, as well as the confidentiality agreement entered into between Goldleaf and Jack Henry, will continue in effect notwithstanding termination of the merger agreement.

Termination Fee

Goldleaf has agreed to pay Jack Henry a termination fee equal to $1.5 million if the board of directors of Goldleaf takes any of the following actions:

•                  materially breaches the covenants in the merger agreement regarding solicitations of or negotiations regarding acquisition proposals from other parties;

•                  recommends a superior proposal or fails to publicly announce its recommendation against a superior proposal within ten business days after the first public announcement of the superior proposal;

•                  withdraws, modifies or amends its approval or recommendation of the merger agreement or fails to reaffirm its recommendation or approval within 10 business days upon Jack Henry’s request following the first public announcement regarding an acquisition proposal;

•                  executes an agreement in principle or definitive agreement relating to a superior proposal; or

•                  resolves to do any of the foregoing.

Goldleaf has also agreed to pay the $1.5 million termination fee if either party terminates the merger agreement because the required vote of shareholders of Goldleaf is not obtained and an acquisition proposal (except that for the purposes of the section regarding the termination fee, the references in the definition of “acquisition proposal” to “10%” shall be deemed to be references to “25%”) has been made by any person after the date of the merger agreement, which proposal has been publicly disclosed and not withdrawn before the termination of the merger agreement.

The termination fee shall be payable no later than five business days after such termination.  If the merger agreement is terminated and we are required to pay a termination fee, the parties have agreed that the fee will represent liquidated damages and not a penalty and will be the exclusive remedy of Jack Henry and Merger Sub.

Expenses

All costs and expenses incurred in connection with the merger agreement shall be paid by the party incurring such costs and expenses, whether or not the merger is consummated.  No later than three business days before the closing date of the merger, Goldleaf shall deliver to Jack Henry funded debt pay-off letters and final invoices for certain professional firms disclosed in the disclosure schedule to the merger agreement.  All such amounts shall be paid by wire transfer from Goldleaf or Jack Henry at or before the closing.

Limitation of Liability

The maximum aggregate liability of Jack Henry and Merger Sub under the merger agreement is $20 million.  In no event shall Goldleaf or its affiliates seek or permit to be sought on behalf of Goldleaf or its shareholders any damages or any other recovery, including consequential, indirect or punitive damages from Jack Henry or Merger Sub in excess of that amount.

Specific Performance

The parties are entitled to an injunction to prevent or restrain breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in any federal or state court located in the Middle District of Tennessee, in addition to any other remedy to which they are entitled at law or in equity.

Amendments and Waivers

The merger agreement, and the terms and provisions in the merger agreement, may be amended or waived by the parties, in writing, at any time before the effective time.

MARKET PRICE OF COMMON STOCK

Our common stock is currently traded on The NASDAQ Global Market under the symbol “GFSI.”  As of August 28, 2009, there were approximately 380 shareholders of record.  The following table provides representative bid quotations of the common stock for each quarter of 2008 and 2007 as provided by NASDAQ.  The following bid quotations reflect interdealer prices without retail mark-ups, markdowns, or commissions, and may not necessarily represent actual transactions.

	Bid Quotations
For the year ended December 31, 2008	High	Low
First quarter	$2.75	$1.28
Second quarter	2.23	1.50
Third quarter	2.18	1.25
Fourth quarter	1.52	0.45

	Bid Quotations
For the year ended December 31, 2007	High	Low
First quarter	$6.92	$5.65
Second quarter	6.75	5.16
Third quarter	5.51	3.09
Fourth quarter	3.22	1.45

The closing sale price of our common stock on The NASDAQ Global Market on August 14, 2009, the last day before the public announcement of the proposed merger, was $0.70 per share.  On September 3, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on The NASDAQ Global Market was $0.97 per share.  We encourage you to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.  As of August 28, 2009, there were 19,458,238 shares of common stock outstanding and no shares of preferred stock outstanding.

The following table shows, as of August 28, 2009, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (a) each director and director nominee; (b) our named executive officers (as listed in our “Summary Compensation Table” in our annual report on Form 10-K for the year ended December 31, 2008); (c) all of our directors and executive officers as a group; and (d) all shareholders we know to be the beneficial owners of more than 5% of the outstanding shares of our common stock.  Based on information furnished by the owners and except as otherwise noted, we believe that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares.  The address for all of the persons listed below is 350 Technology Parkway, Suite 200, Norcross, Georgia 30092, except as listed in the footnotes to the table below.

	Shares Beneficially Owned (1)
Name	Number	Percent
Wellington Management Company LLP (2)(3)	2,647,385	13.80
Lightyear Fund, L.P. (2)(4)	2,346,000	12.23
Continental Advisors LLC (2)(5)	1,963,100	10.23
Brian R. Geisel (6)	1,803,346	8.90
G. Lynn Boggs (7)	624,975	3.15
Dan Owens (8)	73,750	*
John D. Schneider (9)	95,363	*
Lawrence A. Hough (10)	36,590	*
Robert A. McCabe, Jr. (11)	34,035	*
Bill Mathis (12)	5,000	*
Beck Taylor (13)	5,000	*
Charles B. Carden	0	*
All directors and executive officers as a group (13 persons) (14)	3,534,520	16.52

* Less than 1%

(1)                                  The percentages shown are based on 19,458,238 shares of common stock outstanding on August 19, 2009.  Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock that a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder, and pursuant to the conversion of convertible notes held by such holder, in each case that are exercisable within sixty (60) days of such date, are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.  This table does not reflect the acceleration of option vesting and restricted stock vesting that would be triggered by the merger.

(2)                                  The address for the Lightyear Fund, L.P. is 51 West 52nd Street, 23rd Floor, New York, NY 10019.  The address for Continental Advisors LLC is 227 West Monroe Street, Suite 5050, Chicago, IL 60606.  The address for Wellington Management Company LLP is 75 State Street, Boston, MA 02109.  The address for Wellington Trust Company, NA is 75 State Street, Boston, MA 02109.

(3)                                  As reported on a Schedule 13G/A filed with the SEC on February 17, 2009, Wellington Management Co LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,647,385 shares of our common stock which are held of record by its clients.  As reported on a Schedule 13G filed with the SEC on February 17, 2009,  966,735 of these shares may also be deemed to be beneficially owned by Wellington Trust Company, NA in its capacity as investment adviser to its clients, which are holders of record of those shares.

(4)                                  As reported on a Schedule 13D/A filed with the SEC on July 3, 2008.  Voting power and dispositive power are reported to be shared with Lightyear PBI Holdings, LLC, Lightyear Co-Invest Partnership, L.P., Lightyear Fund GP, LLC, Chestnut Ventures, LLC, Marron & Associates, LLC, and Mr. Donald B. Marron.

(5)                                  As reported on a Schedule 13D/A filed with the SEC on January 9, 2009.  Voting power and dispositive power are reported to be shared with Continental Partners, L.P. (only with respect to 1,857,900 shares), and Mr. David P. Purcell (with respect to all 1,963,100 shares).

(6)                                  Includes 788,314 shares issuable on the conversion of issued and outstanding promissory notes (which are substantially out-of-the-money), 15,000 shares of restricted stock (10,000 of which are still subject to service-based vesting in equal amounts on April 10, 2010 and April 10, 2011) and 20,000 shares of restricted stock (all of which are subject to service-based vesting in nearly equal amounts on April 14, 2010, April 14, 2011, and April 14, 2012).  Also includes options to purchase 22,500 shares of common stock.

(7)                                  Includes options to purchase 383,046 shares of common stock.  61,036 shares of Mr. Boggs’ owned shares are pledged as security for a loan with regard to Mr. Boggs’ primary residence and 33,100 shares are held in an IRA account.  Also includes 20,000 shares of restricted stock (13,333 of which are still subject to service-based vesting in nearly equal amounts on April 10, 2010 and April 10, 2011) and 40,000 shares of restricted stock (all of which are subject to service-based vesting in nearly equal amounts on April 14, 2010, April 14, 2011, and April 14, 2012).

(8)                                  Includes 10,000 of restricted stock (6,667 of which are still subject to service-based vesting in nearly equal amounts on April 10, 2010 and April 10, 2011) and  20,000 shares of restricted stock (all of which are subject to service-based vesting in nearly equal amounts on April 14, 2010, April 14, 2011, and April 14, 2012).  Also includes options to purchase 43,750 shares of common stock.

(9)                                  Includes options to purchase 5,363 shares of common stock.

(10)                            Includes options to purchase 5,000 shares of comment stock.

(11)                            Includes options to purchase 5,000 shares of comment stock.

(12)                            Includes options to purchase 5,000 shares of comment stock.

(13)                            Includes options to purchase 5,000 shares of comment stock.

(14)                            Includes options to purchase 1,943,113 shares of common stock and 788,314 shares issuable on the conversion of issued and outstanding promissory notes.  Also includes 90,000 shares of restricted stock, 60,000 of which are still subject to service-based vesting in nearly equal amounts on April 10, 2010 and April 10, 2011 and another 160,000 shares of restricted stock, all of which are subject to service-based vesting in nearly equal amounts on April 14, 2010, April 14, 2011, and April 14, 2012.

DISSENTERS’ RIGHTS

No dissenters’ rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock are no longer listed on The NASDAQ Global Market or another registered exchange on the date of the consummation of the merger.  We have not received any notice from The NASDAQ Global Market regarding any such delisting and believe that it is unlikely that any such delisting will occur before the consummation of the merger.

SUBMISSION OF SHAREHOLDER PROPOSALS

We held the 2009 annual meeting of shareholders on May 21, 2009.  If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders.  If the merger is not completed or if we are otherwise required to do so under applicable law, however, we will hold the 2010 annual meeting of shareholders next year.

For shareholders seeking to include proposals in the proxy materials for the 2010 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Exchange Act, and the proposals must be received by our Corporate Secretary no later than December 22, 2009.  Shareholders who intend to present a proposal at the 2010 annual meeting without inclusion of such proposal in our proxy materials are required to provide those proposals to our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the 2009 annual meeting; provided, however, that if the date of the 2010 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day before the 2010 annual meeting and not later than the close of business on the later of the 90th day before the 2010 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  Any such proposal should be directed to: Goldleaf Financial Solutions, Inc., 350 Technology Parkway, Suite 200, Norcross, Georgia 30092, Attention: Corporate Secretary, c/o Scot Kees, Senior Vice President, Secretary and General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.  You also may obtain free copies of the documents we file with the SEC by going to the “Investors Relations” section of our website at http://www.goldleaf.com/investors.  Our website address is provided as an inactive textual reference only.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Goldleaf Financial Solutions, Inc., 350 Technology Parkway, Suite 200, Norcross, Georgia 30092, Attention: Tina Moore, Director of Investor Relations, at (678) 966-0844, on our website at http://www.goldleaf.com/investors or from the SEC through the SEC’s website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED SEPTEMBER 4, 2009.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

NOTICE REGARDING “HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This process, commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.  We and some brokers may be householding our proxy materials by delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a shareholder of record.  You can notify us by sending a written request to Tina Moore, Director of Investor Relations, 350 Technology Parkway, Suite 200, Norcross, Georgia 30092 or by calling Tina Moore at (678) 966-0844.  In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JACK HENRY & ASSOCIATES, INC.

the “Parent”

PEACHTREE ACQUISITION CORPORATION

the “Merger Sub”

and

GOLDLEAF FINANCIAL SOLUTIONS, INC.

the “Company”

Dated as of August 16, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2009, is by and among Jack Henry & Associates, Inc., a Delaware corporation (“Parent”), Peachtree Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Goldleaf Financial Solutions, Inc., a Tennessee corporation (“Company”).

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”) whereby the Company would be the surviving entity;

WHEREAS, the Board of Company has recommended that this Agreement be adopted by the Company’s shareholders;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, no par value, of the Company (the “Company Common Stock”) will be converted into the right to receive $0.98 per share in cash, upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE  I

CERTAIN DEFINITIONS

1.1           Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any bona fide written proposal, other than the Merger, regarding, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of Company Common Stock.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alogent Notes” shall mean those certain promissory notes with an aggregate original principal amount of $7,000,000, delivered to former shareholders of Alogent Corporation, and having a 24 month term and a 7.0% annual interest rate, and convertible, at the option of the holder, into shares of Company Common Stock at a conversion price of $4.50 per share.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Audited Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Board of Directors” shall mean, with respect to any Person, the board of directors of such person.

“Business Condition” shall mean, with respect to any Person, the condition (business, financial or otherwise), assets and results of operations of such Person and its Subsidiaries taken as a whole.

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such Company Options.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Equity Incentive Plans” shall have the meaning set forth in Section 2.8(a).

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“Company Intellectual Property” shall have the meaning set forth in Section 3.13(b).

“Company Options” shall have the meaning set forth in Section 2.8(a).

“Company Permits” shall have the meaning set forth in Section 3.7(b).

“Company Plans” shall have the meaning set forth in Section 3.11(a).

“Company Required Governmental Approvals” shall have the meaning set forth in Section 3.1(d).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.1(b).

“Confidentiality Agreement” shall have the meaning set forth is Section 5.1(b).

“Credit Facility” shall mean the Company’s Second Amended and Restated Credit Agreement with Bank of America, N.A., Wachovia Bank, N.A., and The People’s Bank of Winder, dated November 30, 2006, as amended on January 17, 2008, December 24, 2008, and February 18, 2009.

“DGCL” shall mean the Delaware General Corporation Law.

“Disclosure Schedule” shall have the meaning set forth in Article III.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Encumbrance” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) and any financing lease having substantially the same economic effect as any of the foregoing.

“End Date” shall have the meaning set forth in Section 9.1(b).

“Environmental Laws” shall mean all Laws relating to pollution, or protection of human health from Hazardous Materials or the environment (including, ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3

“Environmental Permits” shall mean any permit, approval, license or other authorization required for the Company to conduct its business under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Foreign Plans” shall have the meaning set forth in Section 3.11(d).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied with past practice.

“Governmental Authority” shall have the meaning set forth in Section 3.1(d).

“Governmental Order” shall have the meaning set forth in Section 3.6.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of poly-chlorinated biphenyls, and radon gas at levels exceeding the EPA guidance level of four picocuries per liter, and (ii) any chemicals, materials or substances defined as “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law.

“Information Technology Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by and under the control of the Company and its Subsidiaries.

“Intellectual Property” means all United States intellectual property including without limitation all (i) trademarks, service marks and trade dress; (ii) patents and inventions and discoveries, whether patentable or not; (iii) Trade Secrets; (iv) copyrights; (v) all disclosures, applications and registrations for any of the foregoing; and (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any of the foregoing

“Intellectual Property Contract” means any material contract to which the Company or any of its Subsidiaries is a party that grants to the Company or any of its Subsidiaries a right to

4

use the Intellectual Property of another Person, other than licenses for “off-the-shelf,” “shrinkwrap,” “click-wrap” or otherwise generally available software that has not been modified or customized for the Company or its Subsidiaries.

“Internal Controls” shall have the meaning set forth in Section 3.4(e).

“Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Knowledge of the Company” shall have the meaning set forth in Section 10.12.

“Knowledge of the Parent” shall have the meaning set forth in Section 10.12.

“Law” shall mean any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, or any similar provision having the force or effect of law.

“Lease” and “Leases” shall have the meaning set forth in Section 3.9(b).

“Leased Real Property” shall have the meaning set forth in Section 3.9(b).

“Letter of Transmittal” shall have the meaning set forth in Section 2.9(b).

“Liabilities” shall have the meaning set forth in Section 3.5.

“Material Adverse Effect” shall mean an effect or change that individually or in the aggregate, as applicable, has a material adverse effect (A) on the Business Condition of the Company and its Subsidiaries taken as a whole (that is not cured prior to Closing), other than the following changes or effects: (i) those generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the general financial, credit or securities markets in the United States, including effects on such industries, economy or markets resulting from (a) any regulatory and political conditions or developments, (b) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (c) any pandemic or natural disaster; (ii) those reflecting or resulting from changes or proposed changes in Law or GAAP (or the interpretation thereof) generally applicable to companies engaged in the industries in which the Company and its Subsidiaries operate; (iii) those resulting from actions or omissions of the Company or any of its Subsidiaries which Parent has requested or to which Parent has consented, in each case in writing; (iv) those which have resulted proximately from the announcement of the Merger or this Agreement or the transactions contemplated hereby (including any loss or departure of employees, or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners, to the extent but only to the extent so resulting); or (v) any decline in the market price or trading volume of the Company Common Stock or any failure, in and of itself, of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings; or (B) on the ability of the Company to consummate timely the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“Merger” shall have the meaning set forth in the Recitals.

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“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.7(c).

“Obligations” shall mean the obligations described in the Credit Facility and the Alogent Notes.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.

“Parent Required Governmental Approvals” shall have the meaning set forth in Section 4.1(d).

“Paying Agent” shall have the meaning set forth in Section 2.9(a).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Plans” shall have the meaning set forth in Section 3.11(a).

“Proxy Statement” shall have the meaning set forth in Section 5.8.

“Qualified Plans” shall have the meaning set forth in Section 3.11(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 3.4(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Employee” shall have the meaning set forth in Section 5.4(b)(viii).

“Special Meeting” shall have the meaning set forth in Section 5.8.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, joint venture or other legal entity of which the Company (either alone or through or together with any other Subsidiary thereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean an Acquisition Proposal (except that solely for purposes of the definition of “Superior Proposal” all references in the definition of “Acquisition Proposal” to “10%” shall be deemed to be references to 25%) that the Board of Directors of the Company believes in good faith, after consultation with its legal and financial advisors, (i) if consummated would be more favorable to the Company or its shareholders from a financial point of view than the transactions contemplated by this Agreement, taking into account the terms and conditions of such a proposal and likelihood and timing of consummation thereof and all legal, financial,

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regulatory and other aspects thereof, the identity of the Person making the proposal, and the Company’s liability to pay the fee set forth in Section 9.2(b) hereof and (ii) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Return” shall have the meaning set forth in Section 3.10(c).

“Taxes” shall have the meaning set forth in Section 3.10(b).

“TBCA” shall mean the Tennessee Business Corporation Act.

“Tennessee Secretary” shall have the meaning set forth in Section 2.2.

“Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical, nontechnical or financial data, a formula, pattern, compilation, program, device, method, technique, process, or plan that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE  II

THE MERGER

2.1           The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease.  The Company shall continue as the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) under the laws of the State of Tennessee, and as of the Effective Time shall be a wholly-owned subsidiary of Parent.

2.2           Effective Time.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, but on or prior to the Closing Date, the Company, Parent and Merger Sub will cause the articles of merger with respect to the Merger meeting the applicable requirements of the TBCA (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Tennessee in accordance with the provisions of the TBCA.  The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or at such later time as is agreed between the parties and specified in the Articles of Merger (“Effective Time”).  If the Tennessee Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or the Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

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2.3           Closing of the Merger.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger (“Closing”) shall take place at 10:00 a.m., Central time, on the second business day after satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (the “Closing Date”), at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Nashville, Tennessee, unless another time, date or place is agreed to in writing by the parties hereto.

2.4           Effects of the Merger; Further Actions.

(a)           From and after the Effective Time, the Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation following the Merger.

(b)           If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

(c)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, all shares of Company Common Stock shall no longer be outstanding and shall automatically cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive for each share of Company Common Stock, the Common Stock Merger Consideration in accordance with Section 2.7(a).  Notwithstanding anything to the contrary herein, upon surrender of any Certificate representing fractional shares of Company Common Stock, the holder thereof shall be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Common Stock Merger Consideration.

2.5           Charter and Bylaws.  At the Effective Time:

(a)           The Charter of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.6           Board and Officers of the Surviving Corporation.  At the Effective Time:

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(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

(b)           The officers of the Surviving Corporation following the Merger shall be the persons set forth on Exhibit A attached hereto, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

2.7           Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)           Conversion of Company Common Stock.  Subject to the terms and upon the conditions herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7(b)) shall be converted into the right to receive an amount equal to $0.98 in cash without interest (“Common Stock Merger Consideration”).

(b)           Cancellation of Company-Owned Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly-owned Subsidiaries) issued and outstanding immediately prior to the Effective Time (i) shall automatically be cancelled and retired, and (ii) shall cease to exist, and no consideration shall be delivered in respect thereto.

(c)           Common Stock of Merger Sub.  Each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           Restricted Company Common Stock.  Except as separately agreed to in writing prior to Closing by Parent and any Person holding restricted shares of Company Common Stock, all such restrictions which remain in effect immediately prior to the Effective Time shall immediately lapse and such Company Common Stock will be treated for all purposes in accordance with Section 2.7(a) hereof.

2.8           Company Options.  Subject to and upon the terms and conditions herein, all stock options (the “Company Options”) granted under a stock option plan set forth on Section 3.2 of the Disclosure Schedule, and individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to a single form of option grant, (together the “Company Equity Incentive Plans”), or otherwise, which remain outstanding and unvested immediately prior to the Effective Time shall immediately vest and become exercisable pursuant to the provisions of the Company Equity Incentive Plans at the Effective Time. Pursuant to the terms hereof, all Company Options shall be immediately cancelled concurrently with the Effective Time and each holder of a Company Option that is outstanding immediately prior to

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the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company Option at the time of such cancellation, multiplied by (ii) the positive difference between (A) the Common Stock Merger Consideration, and (B) the per share exercise price of such Company Option.  In the event that the per share exercise price of a Company Option exceeds the Common Stock Merger Consideration, such Company Option shall be cancelled pursuant to the terms hereof concurrent with the Effective Time without payment therefor.

2.9           Exchange Procedures.

(a)           Paying Agent.  Prior to the Effective Time, for the benefit of holders of Company Common Stock and Company Options, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the cash amounts contemplated pursuant to Section 2.7(a) and Section 2.8 upon surrender of Certificates in accordance with this Article II (“Paying Agent”), from time to time at or after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in the amounts sufficient for the payment of the aggregate amounts payable pursuant to Section 2.7(a) and Section 2.8.

(b)           Exchange Procedure.  Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (the “Letter of Transmittal”) in customary form (with no representations or warranties other than with respect to ownership) that specifies that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) and Section 2.8. Following the Closing, upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as reasonably may be required by the Paying Agent consistent with this Section 2.9, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares or options formerly represented by such Certificate shall have been converted pursuant to Section 2.7(a) and Section 2.8, and the Certificate so surrendered shall forthwith be cancelled.  Parent’s agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent, any holder of shares of Company Common Stock (including shares issuable upon the exercise of Company Options) shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) in respect of the shares of Company Common Stock, and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 2.8(a) in respect of any Company Options held by such holder on the Closing Date.

(c)           Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common

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Stock or Company Options that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be cancelled and exchanged as provided in this Article II.

(d)           Unclaimed Funds.  All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable Law.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(e)           Lost Documents.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the amount of cash contemplated pursuant to Section 2.7(a) or Section 2.8, as the case may be.

(f)            Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local, or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except as disclosed (i) to the extent it is reasonably apparent that such disclosure relates to the representations and warranties contained herein, in any report, schedule or form filed with, or furnished to, the SEC after December 31, 2007 and prior to August 1, 2009, and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), or (ii) in the disclosure schedule dated as of the date of this Agreement delivered by the Company to Parent (“Disclosure Schedule”):

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3.1           Incorporation; Authorization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of the Subsidiaries of the Company is duly organized, validly existing and, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, in good standing under the Laws of the jurisdiction of its organization.  Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business, has not had or would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. True and complete copies of the Charter and bylaws, or other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries have been delivered or made available to Parent.  The Company and the Subsidiaries are not in material default or in violation of any provisions of their respective organizational documents.

(b)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the shareholders of the Company as required by the TBCA (“Company Shareholder Approval”), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or actions on the part of the Company, the Board of Directors of the Company or the shareholders of the Company are necessary to authorize the execution and delivery of this Agreement, to perform the Company’s obligations hereunder and, except for the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Charter or bylaws, or similar organizational documents, of the Company or any of its Subsidiaries, (ii) violate or conflict with any provision of or result in the imposition of any lien upon or the creation of a security interest in any of the Company’s or any of its Subsidiaries’ assets or properties, or (iii) violate or conflict with any Law to which the Company or any of its Subsidiaries is subject, except as described in the Disclosure Schedule or for those that, in the case of clauses (ii) and (iii) above, would not have a Material Adverse Effect.

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(d)           No material registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body (each, a “Governmental Authority”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth in the Disclosure Schedule, (ii) those arising from the Exchange Act, (iii) the filing and recordation of appropriate merger documents as required by the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, (iv) applicable requirements of the Nasdaq Global Market, or (v) those that become applicable solely as a result of the status or identity of Parent or its Affiliates (clauses (i) through (v) collectively, the “Company Required Governmental Approvals”).

(e)           The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are fair and in the best interests of the Company’s shareholders, (iii) recommending that the Company’s shareholders approve and adopt this Agreement, and (iv) exempting, to the extent necessary, this Agreement and the transactions contemplated hereby from the restrictions of the Tennessee Business Combination Act.

(f)            The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(g)           Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company’s shareholders for the transactions contemplated by this Agreement.

3.2           Capitalization; Structure.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock.  As of the date of this Agreement, (i) 19,463,238 shares of Company Common Stock are issued and outstanding (including 240,000 shares of restricted Company Common Stock described in (iii) below; (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) 3,333,308 shares of Company Common Stock have been reserved for issuance under the Company Equity Incentive Plans, of which Company Options to purchase 2,528,156 shares of Company Common Stock are currently outstanding and 240,000 shares of restricted Company Common Stock are currently outstanding; and (iv) 1,555,556 shares of Company Common Stock have been reserved for issuance pursuant to the Alogent Notes, of which no shares of Company Common Stock are currently outstanding. The Company holds 19,454 shares of its capital stock in its treasury.  Except as set forth in this Section 3.2 or as set forth in the Disclosure Schedule, neither the

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Company nor any of its Subsidiaries has issued, granted or entered into any options, warrants, calls, commitments, securities, agreements or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Subsidiaries.

(b)           Section 3.2 of the Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each Subsidiary.  Except as otherwise set forth in the Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights, redemption rights or repurchase rights and, at Closing, will be owned by the Company directly or indirectly, free and clear of all Encumbrances that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof, or Encumbrances imposed by applicable securities laws.

(c)           Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the stockholders of the Company on any matter.

(d)           There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

(e)           To the Knowledge of the Company, each Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Plan under which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company’s Board of Directors or committee thereof actually awarded such Option, and (iv) qualifies for the tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the financial statements included in the Company’s SEC Reports.

3.3           Sufficiency of Assets.  The assets of the Company and its Subsidiaries constitute assets sufficient in all material respects to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

3.4           Financial Statements; SEC Reports; Absence of Changes.

(a)           Prior to the date hereof, the Company has made available (i) the Company’s Form 10-K for 2008 including an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 (“Balance Sheet”), and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2008 (including the notes thereto) (the “Audited

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Financial Statements”) and (ii) the Company’s Form 10-Q for the quarter ended March 31, 2009 including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2009 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the quarter ended March 31, 2009 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary or, in the case of the Interim Financial Statements, as permitted by the instructions to Form 10-Q promulgated by the SEC) and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments.  The books and records of the Company and its Subsidiaries are being maintained in accordance with GAAP and all other applicable legal and accounting requirements and reflect actual transactions.

(b)           Since January 1, 2007, the Company and its Subsidiaries have filed or furnished, and will file or furnish after the date of this Agreement, as applicable, all required reports, schedules, forms, certifications, and other documents required to be filed by them with the SEC under the Securities Act or the Exchange Act as the case may be (together with all exhibits and schedules thereto and documents incorporated therein by reference, the “SEC Reports”).  At the time filed or to be filed after the date of this Agreement (or if amended or superseded by a subsequent filing, at the time of such subsequent filing) or declared effective, the SEC Reports (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, and in each case the published rules and regulations of the SEC thereunder, each as applicable to the SEC Reports, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Since March 31, 2009, the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i)            any material loss, damage or destruction to, or any material interruption in the use of, the Company’s assets (whether or not covered by insurance);

(ii)           any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Common Stock;

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(iii)          any amendment to the charter or bylaws of the Company, or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)          any changes of its methods of accounting or accounting practices in any respect other than those required by GAAP;

(v)           any “off balance sheet” transaction;

(vi)          any material transaction or any other material action taken outside the ordinary course of business or inconsistent with its past practices; and

(vii)         any agreement or commitment to take any of the actions referred to in clauses (i) through (vi) above.

(d)           (i) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded or made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which periodic reports required under the Exchange Act are being prepared; and (iii) such disclosure controls and procedures are currently effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)           (i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act (“Internal Controls”) and (ii) such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and preparation of Company financial statements for external purposes in accordance with GAAP.

(f)            There are no outstanding loans or extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 of the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 thereof.

3.5           Undisclosed Liabilities; Material Adverse Effect.  Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities, or indebtedness (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (“Liabilities”), except Liabilities (i) disclosed in the Financial Statements; (ii) incurred after the date of the Interim Financial Statements in the ordinary course of business or in connection with this Agreement or the Merger or the other transactions contemplated hereby; (iii) that have been discharged or paid in full prior to the date hereof; (iv) that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied; or (v) that, individually or in the aggregate, would not be material to the Company and

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its Subsidiaries taken as whole. Since the date of the Interim Financial Statements, there has not occurred any circumstance or event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

3.6           Litigation; Orders.  Except as set forth in Section 3.6 of the Disclosure Schedule, there are no lawsuits; actions; administrative, arbitration or other proceedings; or governmental investigations pending against the Company or any of its Subsidiaries.  To the Knowledge of the Company, there are no lawsuits, actions or other proceedings or governmental investigations threatened against the Company or any of its Subsidiaries that, as of the date of this Agreement, seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator (each a “Governmental Order”) against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2007, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2007, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business, its credit or risk management policies, its management or its business, nor has the Company or any of its Subsidiaries been advised since January 1, 2007, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such order or supervisory letter.

3.7           Compliance with Laws; Permits.

(a)           Except as set forth in Section 3.7 of the Disclosure Schedule, to the Knowledge of the Company neither the Company nor any of its Subsidiaries is in violation of, or has been given written notice of any material violation of, any Law.

(b)           Except as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals that are material to the Company and its Subsidiaries that are necessary to conduct their businesses substantially as presently conducted (collectively, “Company Permits”).  The Company and its Subsidiaries are not in material violation of the terms of any Company Permits.

(c)           Neither the Company nor any of its Subsidiaries maintains or conducts, or has maintained or conducted, any business, investment, operation or other activity in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; or (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office.

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3.8                                 Contracts.  Section 3.8 of the Disclosure Schedule contains a list of all written or oral contracts, agreements, guarantees or other commitments to which the Company or any Subsidiary is a party and which fall within any of the following categories: (i) “material contracts” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) joint venture, partnership and similar agreements; (iii) any contract with an employee of the Company or any Subsidiary that provides for employment for a fixed term or for severance benefits upon termination; (iv) contracts that contain minimum noncontingent purchase conditions or requirements in excess of $150,000 in fiscal year 2008 (or for fiscal year 2009, $75,000 through June 30, 2009); (v) any agreement pertaining to any acquisition, divestiture, merger or acquisition of assets that contain representations, covenants, indemnities or other obligations, whether fixed or contingent, that are on this date still in effect; (vi) any agreement prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries; and (vii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $150,000, letters of credit or other agreements or instruments of the Company or any Subsidiary or commitments for the borrowing or the lending of amounts in excess of $150,000 by the Company or any Subsidiary.  The contracts and other commitments described in this Section 3.8 are collectively referred to as “Material Contracts,” whether or not listed in Section 3.8 of the Disclosure Schedule.  All of the Material Contracts are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, except as would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any Company Material Contract which, in any such case, would have a Material Adverse Effect.

3.9                                 Real Property.

(a)                                  Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 3.9 of the Disclosure Schedule sets forth a list of the locations for the real properties leased or subleased by the Company and its Subsidiaries (each, a “Lease” and collectively, the “Leases”; the property covered by Leases is referred to herein as the “Leased Real Property”).  Each of the Leases constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect.  Each Lease is in full force and effect, and the Company or a Subsidiary holds a valid leasehold interest in the Leased Real Property, subject to the terms of the applicable Lease.

3.10                           Taxes.

(a)                                  Except as set forth in the Disclosure Schedule: (i) the Company and its Subsidiaries have duly and timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by the Company and its Subsidiaries; (ii) such Tax

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Returns were correct and complete in all material respects, and (iii) the Company and its Subsidiaries (X) have timely paid in full all material Taxes of the Company and its Subsidiaries shown on such Tax Returns, and (Y) have not given or requested with respect to the Company and its Subsidiaries any waivers of statutes of limitations or extensions of time with respect to an assessment of deficiency in connection with any Taxes or Tax Returns, except as would not have a Material Adverse Effect. There are no material liens for Taxes upon the assets of the Company or of its Subsidiaries except for statutory liens for current Taxes not yet due.  Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any unpaid deficiency or assessment from any taxing authority with respect to material Taxes or material Tax Returns of the Company or any of its Subsidiaries.  Except as set forth in the Disclosure Schedule, no dispute, claim, adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed (in each case, in writing) against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.  The unpaid Taxes of the Company and its Subsidiaries (i) did not as of March 31, 2009 exceed the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the Company’s financial statements and (ii) do not exceed by a material amount that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(b)                                 For the purposes of this Agreement, “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, imposts or other governmental assessments, of any kind whatsoever, including all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, custom duties, fees or assessments, together with interest and any penalties with respect thereto.

(c)                                  For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes, including any amendments thereto.

(d)                                 There are no material Encumbrances for unpaid Taxes on any assets of the Company or any of its Subsidiaries.

(e)                                  Except as set forth in the Disclosure Schedule, there is no material pending audit, examination, investigation, dispute, proceeding or claim to any Taxes on the Company or any of its Subsidiaries.

(f)                                    Except as set forth in the Disclosure Schedule, the Company and its Subsidiaries have withheld or collected and paid over to the appropriate Taxing authority or deposited in accordance with applicable Laws all material Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(g)                                 Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, and no such waivers of statutes of limitation or extensions have been requested from the Company or any Subsidiary.

(h)                                 Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) owes any material amount under any Tax sharing, indemnification or allocation agreement (other than a written agreement between or among the Company and its Subsidiaries), (iii) is or has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding (other than a written agreement or written understanding between or among the Company and its Subsidiaries) or (iv) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar Law).

(i)                                     No closing agreements, private ruling letters, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries have outstanding any ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter.

(j)                                     Except as disclosed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has or has ever had a fixed place of business or permanent establishment in any foreign country.

3.11                           ERISA.

(a)                                  The Disclosure Schedule contains a true and complete list of all employee benefit plans, arrangements, policies, payroll practices or commitments (whether or not an Employee Benefit Plan), including any bonus plans, incentive plans, deferred compensation plans, vacation plans, stock purchase and stock option plans, profit-sharing, savings, retirement, life, health, disability or accident insurance plans, equity plans, and severance plans, programs and policies maintained, contributed to, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees, officers, contractors or directors (or their dependents) of the Company or its Subsidiaries participate or with respect to which the Company or its Subsidiaries has or could have any direct or indirect, actual or contingent liability or obligation (individually each a “Plan” or “Company Plan” and collectively, the “Plans” or the “Company Plans”).  The Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  None of the Company, the Company’s Subsidiaries nor any of their respective ERISA Affiliates has any liability with respect to any Employee Benefit Plan other than the Company Plans.

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(b)                                 With respect to each Qualified Plan, either (i) the Internal Revenue Service has issued a favorable determination letter or, in the case of a prototype plan, a current opinion letter with respect to such Qualified Plan and the related trust within the preceding three years that has not been revoked or (ii) such Qualified Plan has applied to the Internal Revenue Service for a favorable determination letter, which application remains pending on the date hereof and, to the Knowledge of the Company, there are no facts or existing circumstances that would reasonably be expected to result in denial of such application. To the Knowledge of the Company, there are no facts or existing circumstances that could adversely affect the qualified status of any Qualified Plan or the related trust.

(c)                                  (i)  All Plans are in material compliance with and have been administered in material compliance with all applicable requirements of Law, including the Code and ERISA, and have been operated in accordance with their terms; (ii) no “prohibited transaction” (as defined in Section 4975 of the Code) has occurred with respect to any Plan which would subject any Plan (or its related trust), the Company or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code; (iii) no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”) or a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code (a “Multiemployer Plan”) and the Company has not incurred any material liability under Title IV of ERISA which has not been satisfied in full, and no event has occurred and no condition exists that would result in the Company incurring a material liability under Title IV of ERISA; and (iv) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates is required to contribute to, or during the six-year period ending on the Closing Date will have been required to contribute to, a Multiemployer Plan.

(d)                                 All Company Plans maintained outside the United States by the Company or any of its Subsidiaries (“Foreign Plans”) are maintained in material accordance with applicable law and their terms, and there are no material undisclosed liabilities with respect to such plans or arrangements.

(e)                                  No Company Plan provides medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than pursuant to Section 4980B of the Code or as mandated by applicable Law.

(f)                                    Except as disclosed in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment under any Company Plan nor cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.  The Company has provided copies of all agreements with employees that provide any form of severance benefits.

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(g)                                 With respect to each of the Plans, all contributions or premium payments due and payable on or before Closing have been timely made, and to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(h)                                 With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan (including all amendments thereto) and any insurance policies, trust agreements or other funding vehicles related to any Plan; (ii) a copy of the four (4) most recent annual reports, if required to be filed with the Internal Revenue Service under ERISA (including schedules, attachments, financial statements, and accountant’s opinion); (iii) a copy of the most recent Summary Plan Description (as defined in ERISA), if applicable; (iv) with respect to each Qualified Plan, the most recent determination letter received from the Internal Revenue Service; (v) all collective bargaining or other agreements pursuant to which contributions to a Company Benefit Plan have been made or an obligation incurred by the Company or any Subsidiary; and (vi) all material communications with any governmental entity (including the DOL, the Internal Revenue Service and the PBGC).

(i)                                     The terms of each of the Company Plans which is a “nonqualified deferred compensation plan” within the meaning of Code section 409A (and associated Treasury Department guidance, including, but not limited to, all transition guidance) comply with Code section 409A (and associated Treasury Department guidance, including, but not limited to, all transition guidance), each such “nonqualified deferred compensation plan” has been operated in compliance with Code section 409A (and associated Treasury Department guidance, including, but not limited to, all transition guidance), and no such “nonqualified deferred compensation plan” has been materially modified within the meaning of Code section 409A (and associated Treasury Department guidance).  None of the Company, the Subsidiaries, nor any of their respective ERISA Affiliates has any indemnity obligation for any Taxes imposed under Code section 409A.

(j)                                     To the extent permitted by applicable law and the applicable Company Plan, each Company Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).  Each of the Company, the Subsidiaries, and each of their respective ERISA Affiliates has made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Company Plan and applicable law, and each of the Company, the Subsidiaries, and each of their respective ERISA Affiliates shall continue to do so through the Closing.

(k)                                  No Company Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Securities and Exchange Commission or any other governmental entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.  With respect to each Company Plan for which financial

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statements are required by ERISA, there has been no adverse change in the financial status of such Company Plan since the date of the most recent such statements provided to Parent. Each Company Plan that is intended to qualify under Code section 401(a) so qualifies and its related trust is exempt from taxation under Code section 501(a).

(l)                                     Each Company Plan that is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA) but is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1).  No assets of the Company or any ERISA Affiliates are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m)                               No event has occurred and there exists no condition or set of circumstances that presents a material risk that any Qualified Plan has or is likely to experience a partial termination within the meaning of Code section 411(d)(3).

3.12                           Environmental Matters.  Except as would not have a Material Adverse Effect: (i) the operations and activities conducted by the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (ii) the Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened action by or before any Governmental Authority under any Environmental Law; and (iii) to the Knowledge of the Company there has been no release of any Hazardous Material into the environment by the Company or its Subsidiaries, except to the extent such release is not in violation of or does not give rise to any liability under any applicable Environmental Laws.

3.13                           Intellectual Property.

(a)                                  Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all (i) registered Intellectual Property owned by the Company and its Subsidiaries, indicating for each registered item the registration or application number, the record owner and the applicable filing jurisdiction, and (ii) material unregistered Intellectual Property and domain names owned by the Company and its Subsidiaries.

(b)                                 There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other person’s Intellectual Property.  To the Knowledge of the Company, (i) the conduct of the current business of the Company and its Subsidiaries does not misappropriate, infringe or otherwise violate any United States Intellectual Property of any other Person, and (ii) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Company Intellectual Property”), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement.

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(c)                                  In the past five years, neither the Company nor any of its Subsidiaries has made any claim of misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries.

(d)                                 The transactions contemplated by this Agreement will not place the Company or its Subsidiaries in breach or default of any Intellectual Property Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder, or create any license under or Encumbrance on Intellectual Property owned by the Parent or its Subsidiaries.  Each Intellectual Property Contract is valid and binding on the Company and/or its Subsidiaries, as applicable and, to the Knowledge of the Company, is valid and binding on each other party thereto, except as would not have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach or default under any such Intellectual Property Contract. No party to any Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Intellectual Property Contract

(e)                                  The Company and its Subsidiaries take reasonable actions to protect, maintain and preserve the (A) operation and security of their Information Technology Assets, (B) confidentiality of material data, information, and Trade Secrets owned, held or used by the Company or its Subsidiaries, and (C) the material Intellectual Property owned by the Company and its Subsidiaries (including by having and enforcing a policy that appropriate employees, consultants and agents execute non-disclosure and invention assignment agreements for the benefit of the Company and/or its Subsidiaries).  The Company and its Subsidiaries abide by all Laws and internal policies regarding the collection, use and disclosure of personally identifiable and other confidential information, including customer and client information.  To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ current employees have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the operation of its business, which patents or applications have not been assigned or licensed to the Company.

(f)                                    The Intellectual Property owned by the Company and its Subsidiaries is not subject to any pending or outstanding order, judgment, injunction, decree, ordinance, regulation or ruling of any Governmental Authority that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, use or right to use the Intellectual Property owned by the Company and its Subsidiaries, or that would restrict, impair or otherwise materially adversely affect the Company’s or its Subsidiaries’ use thereof or their rights thereto. To the Knowledge of the Company, the material Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable, subject to any registration requirements applicable before any unregistered Intellectual Property may be enforced.

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(g)                                 Operations at the Company’s data centers have not been interrupted in the last three years in a manner that materially impaired the ability of the Company to deliver its products and services to customers.

3.14                           Brokers, Finders.  Except for the Company’s relationship with Raymond James and as set forth in the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who or that might be entitled to a fee or commission in connection with such transactions.

3.15                           Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization applicable to their respective employees. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, except as would not, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries.  There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

3.16                           Insurance.  Neither the Company nor any of its Subsidiaries has received any written notice, or, to the Knowledge of the Company, threats of cancellation or non-renewal of, or, since March 31, 2009, any material increase of premiums with respect to, any material policies of insurance currently maintained by the Company and its Subsidiaries.  To the Knowledge of the Company, there are no claims by the Company or any of its Subsidiaries under any of such policies relating to the business, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

3.17                           Company Information.  The Proxy Statement will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to or the sufficiency of disclosures related to, Parent or Merger Sub.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to information supplied by or related to Parent or Merger Sub.

3.18                           Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Raymond James, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

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3.19                           Required Vote of the Company Stockholders.  The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes then entitled to vote at a meeting of stockholders, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

3.20                           Required Consents.  Except as set forth on the Disclosure Schedule and Section 3.19 hereof, no consent or approval from any Person is required to approve or give full effect to this Agreement, the Merger and the other transactions contemplated hereby.

3.21                           Affiliate Transactions.  Except as set forth in the Disclosure Schedule, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand and, on the other hand, any (i) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Common Shares as of the date hereof, or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries), in each case that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed (each, an “Affiliate Transaction”).  The Company has made available to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date hereof providing for each Affiliate Transaction.

ARTICLE  IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company (“Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

4.1                                 Incorporation; Authorization.

(a)                                  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement. True and complete copies of the certificate of incorporation and bylaws, or other

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organizational documents (in each case, together with all amendments thereto) of the Parent and Merger Sub have been delivered or made available to Company.  Parent and Merger Sub are not in material default or in violation of any provisions of their respective organizational documents.

(b)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance of each of Parent’s and Merger Sub’s obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub or the shareholders thereof are necessary to authorize the execution and delivery of this Agreement, to perform the Parent and Merger Sub’s obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c)                                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents of Parent or Merger Sub, (ii) violate or conflict with any provision of, or result in the imposition of any lien upon or the creation of a security interest in any of the Parent’s or Merger Sub’s assets or properties, or (iii) violate or conflict with any Law to which Parent or Merger Sub is subject except for those that, in the case of clause (ii) and (iii) above, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)                                 No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) or (ii) the filing and recordation of appropriate merger documents as required by the DGCL and other appropriate documents with the relevant Governmental Authorities of other states in which the Merger Sub is authorized to do business (clauses (i) and (ii) above, collectively, the “Parent Required Governmental Approvals”).

4.2                                 Litigation.  There are no pending or, to the Knowledge of Parent, threatened actions, suits or proceedings, either at law or in equity, which would reasonably be expected to

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impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby.

4.3                                 Financial Capability.  Parent and Merger Sub have, or will have at Closing, all funds necessary for the consummation of the Merger and transactions contemplated by this Agreement, including any funds necessary to pay the Common Stock Merger Consideration and to repay the disclosed indebtedness of the Company that will be repayable (including at the option of the relevant creditor), and, in each case, all associated costs and expenses, upon or following consummation of the Merger and other transactions contemplated by this Agreement. Parent and Merger Sub have provided to Company all documentation evidencing access to such funds.

4.4                                 Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

4.5                                 Solvency of the Company Following the Merger.  Immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

4.6                                 Proxy Statement Information.  The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement on the date such Proxy Statement (and the date of any amendment or supplement thereto) is first sent or provided to shareholders of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Proxy Statement or any amendment or supplement thereto.

4.7                                 Brokers, Finders.  Except as set forth in the Parent Disclosure Schedule, neither Parent nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who or that might be entitled to a fee or commission from the Company in connection with such transactions.

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ARTICLE  V

COVENANTS OF THE COMPANY AND PARENT

5.1                                 Investigation of Business; Access to Properties and Records.

(a)                                  After the date of this Agreement, to the extent reasonably requested, upon reasonable advance notice and subject to applicable Law, the Company shall afford to the officers, employees and authorized representatives of Parent (including its attorneys and accountants and any financial institution providing or proposing to provide or underwrite financing in connection with the transactions contemplated hereby) reasonable access during normal business hours to the properties, books, contracts, commitments, personnel, financial and operating data and records of the Company and its Subsidiaries, and shall furnish to Parent or its authorized representatives, such additional information concerning the Company, its Subsidiaries and their properties, assets, employees, businesses and operations as shall be reasonably requested. Parent and Merger Sub covenant that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or its Subsidiaries.

(b)                                 Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of that certain Confidentiality Agreement, dated as of July 2, 2009 by and between the Company and Parent (the “Confidentiality Agreement”), which is hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreement shall terminate; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Governmental Approvals, the Company Required Governmental Approvals and the Company Shareholder Approval; provided further that if this Agreement is terminated in accordance with Article IX of this Agreement prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect, in accordance with its terms.

5.2                                 Agreement to Cooperate.

(a)                                  Prior to Closing, subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement; provided, however, except as otherwise provided in the Disclosure Schedule, and except as set forth specifically elsewhere in this Agreement, nothing herein shall require the Company or any of its Subsidiaries to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to Parent, Merger Sub or any third-party in connection with the foregoing.  Neither the Company nor any of its Subsidiaries shall

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incur any expenses in connection with or related to this Agreement or the Merger in excess of $2,240,000 in the aggregate without Parent’s prior written consent.

(b)                                 In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to (i) file (and Parent agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by Law) as soon as practicable, and in any event prior to ten business days after the date hereof, any form or report required by any other Governmental Authority, including, without limitation, any foreign antitrust authority, relating to antitrust, competition, trade or other regulatory matters, and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed).  Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time.  Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Merger and this Agreement).

5.3                                 Further Assurances.  Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, including Section 5.2, each party hereby agrees to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement; provided that, except as otherwise provided in this

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Agreement, the Company shall not be required to pay any consideration for any third-party consent or waiver in excess of $250,000 in the aggregate.

5.4                                 Conduct of Business.

(a)                                  Except as otherwise permitted or required by the terms of this Agreement and the Disclosure Schedule, from the date of this Agreement until Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice, (ii) use reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.

(b)                                 Except as contemplated by this Agreement, as set forth in the Disclosure Schedule or as otherwise required to maintain the business and assets of the Company and its Subsidiaries, consistent with past practice, the Company shall not, and shall not cause or allow any of its Subsidiaries to, without the prior consent in writing of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     amend its Charter or bylaws or equivalent organizational documents or amend the terms of their outstanding equity securities;

(ii)                                  issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase Company Common Stock, Company Preferred Stock or other capital stock of the Company or otherwise) any shares of Company Common Stock or other capital stock of the Company, any securities exchangeable for or convertible into Company Common Stock or other capital stock of the Company, or any other securities, except that the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options and the conversion of the Alogent Notes outstanding on the date hereof pursuant to the terms of such securities on the date hereof;

(iii)                               split, combine, or reclassify any shares of Company Common Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Company Common Stock or other capital stock of the Company, except for the payment of dividends or distributions by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary;

(iv)                              redeem, purchase or otherwise acquire for any consideration (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or

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without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;

(v)                                 except in the ordinary course of business consistent with past practice and for indebtedness incurred under the Credit Facility, incur any indebtedness for borrowed money in excess of $200,000;

(vi)                              make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of stock or assets of any third-party in excess of $200,000 in the aggregate other than inventory, supplies, or other assets in the ordinary course of business consistent with past practice;

(vii)                           merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, other than transactions solely between or among the Company and/or among its wholly-owned Subsidiaries;

(viii)                        enter into, amend or modify any employment, consulting or similar contract with, or increase the compensation and/or benefits of any employee whose base salary is in excess of $75,000 as of the date of this Agreement (a “Significant Employee”);

(ix)                                except for increases in compensation and benefits that are required by applicable law or a contract or commitment in effect on the date of this Agreement, increase the compensation and/or benefits of employees in an amount in excess of 1% of the aggregate of all employees’ annual base salaries and wages, as of the date hereof;

(x)                                   (A) adopt, amend or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement, except as required by law or by the terms of any such plan or agreement or any contract as in existence on the date of this Agreement, or (B) grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or Significant Employee except pursuant to the Employee Benefit Plans described in Section 3.11 of the Disclosure Schedule;

(xi)                                mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or encumbrances pursuant to the Credit Facility or other permitted borrowings in the ordinary course of business consistent with past practice;

(xii)                             except as required by GAAP, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xiii)                          pay, discharge, compromise, satisfy, cancel or forgive any debts or claims or rights of third parties (or series of rights, debts or claims) involving,

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individually or in the aggregate, consideration in excess of $150,000 except in the ordinary course of business consistent with past practice;

(xiv)                         except as permitted under Section 5.4(b)(v), cancel or terminate, or amend, modify or waive in any material way the terms of, any agreement, contract or commitment to which it is a party or by which it or any of its assets are bound, which (A) provides for payment by or to the Company or its Subsidiaries in excess of $200,000 over the life of such agreement, contract or commitment or (B) involves the performance of services or the delivery of goods by or to the Company or its Subsidiaries of an amount or value in excess of $200,000 over the life of such agreement, contract or commitment, in each case, other than in the ordinary course of business consistent with past practice;

(xv)                            make an investment in, make a loan or advance or agreement to loan or advance to, enter into any joint venture, partnership or other similar arrangement for the conduct of business with, or guarantee indebtedness for borrowed money of any third-party or any portion of the assets of any Person that constitutes a division or operating unit of such third-party; for purposes of this Section 5.4(b)(xv) it is acknowledged and agreed that such transactions solely between the Company and any of its Subsidiaries shall not be prohibited;

(xvi)                         make, change or revoke any material Tax election, elect or change any method of accounting for Tax purposes, settle any material action in respect of Taxes or enter into any material agreement or contract in respect of Taxes with any Governmental Authority, except in each case, in the ordinary course of business or consistent with past practice;

(xvii)                      grant any license or sublicense or amend the terms of any material rights with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xviii)                   make any capital expenditures not contemplated by the capital expenditure budget previously made available to Parent;

(xix)                           enter into any new line of business or materially change its risk, investment, asset liability management and operating policies, except as required by applicable Law;

(xx)                              hire any new employee, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to any employee with a base salary and bonus opportunity of less than $200,000 per year; or

(xxi)                           agree, commit or resolve to do or authorize any of the foregoing.

5.5                                 Public Announcements.  The parties have agreed to an initial press release that shall be released as soon as practicable after the date hereof, and the parties further agree that any future press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior consent of Parent

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and the Company, except as such release or public announcement may be required by Law, in which case the party required to issue the release or announcement shall allow Parent and the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

5.6                                 Indebtedness.  On the Closing Date, simultaneously with Closing, Parent shall cause all outstanding Obligations to be paid in full, providing funds to the Company to do so if necessary, and immediately upon such payment and any other payments in connection thereto, cause the Credit Facility and Alogent Notes to be cancelled and be of no further force and effect.

5.7                                 Directors’ and Officers’ Indemnification.

(a)                                  For a period of six years from the Effective Time, the provisions of the Charter and bylaws, or similar organization documents, of the Surviving Corporation and of each of its Subsidiaries concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date of this Agreement an officer or director of the Company or of any such Subsidiary except as may be required by applicable law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for with the Company, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, such obligations.  In addition to the foregoing, from and after the Closing Date, to the extent permitted by applicable law, Parent and the Surviving Corporation, jointly and severally, shall indemnify, hold harmless and defend each Person who is a current or former officer or director of the Company or any of its Subsidiaries against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to Closing. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Parent and/or the Surviving Corporation shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law; provided that, to the extent required by law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. At Closing, Parent shall assume and become liable for, jointly and severally with the Surviving Corporation and each such Subsidiary, any liability and all obligations of the Company and each such Subsidiary under such provisions.

(b)                                 Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ fiduciary and liability insurance maintained by the Company by purchasing a policy providing “tail” coverage for a period of not less than six years from the Effective Time with a carrier (or carriers) and in a form reasonably agreed upon by Company.  Parent shall

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make available to Company evidence of said coverage immediately prior to the Effective Time.

(c)                                  Following the Effective Time, the provisions of this Section 5.7 are (i) intended to be contractual rights for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)                                 Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any director or officer in enforcing the indemnity and other obligations provided in this Section 5.7.

(e)                                  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

5.8                                 Shareholder Approval.  The Company shall, promptly after the date hereof, prepare and file with the SEC a proxy statement (the “Proxy Statement”) and thereafter use its reasonable best efforts to obtain Company Shareholder Approval at a meeting of the Company’s shareholders called for such purpose (the “Special Meeting”).

5.9                                 Restrictions on Parent and the Company.  Parent and the Company agree that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other parties hereto or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any action that could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

5.10                           Merger Sub.  Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

5.11                           Acquisition Proposals.

(a)                                  Without limiting any of its other obligations under this Agreement, the Company agrees that it and its Subsidiaries and the officers and directors of it and its Subsidiaries shall not, and that it shall direct and use its reasonable best efforts to cause the Company’s and the Company Subsidiaries’ employees, agents, advisors and representatives (including any investment banker, attorney or accountant retained by it or

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any of the Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including without limitation an offer to shareholders of the Company) for, or a transaction to effect, an Acquisition Proposal; (ii) engage or participate in any negotiation concerning an Acquisition Proposal; (iii) provide any confidential information or data to any Person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal, or propose or agree to do any of the foregoing.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.11(a) or elsewhere in this Agreement, to the extent the Company receives an unsolicited Acquisition Proposal which did not result from any breach of Section 5.11(a) and the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that any action otherwise prohibited by Section 5.11(a) is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, the Company and its representatives may take any action otherwise prohibited by clauses (i), (ii) and (iii) of Section 5.11(a) with respect to (including, without limitation, participate in discussions or negotiations with, and furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to) any Person after such Person has delivered, or that the Board of Directors of the Company believes in good faith is reasonably likely to deliver, to the Company a Superior Proposal; provided, however, that prior to taking such action, the Company shall (to the extent practicable) provide a minimum of 48 hours written prior notice to Parent to the effect that it is taking such action. Subject to such notice and to Article IX, in the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from executing or entering into an agreement relating to such Superior Proposal, holding a meeting of the Company’s shareholders for the purpose of obtaining shareholder approval of the transactions contemplated by the Superior Proposal, and recommending such Superior Proposal to its shareholders, and taking any other act in furtherance of such Superior Proposal if the Board of Directors of the Company (after consultation with independent legal counsel and outside financial advisors) determines in good faith that such action regarding the Superior Proposal is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the Merger and this Agreement.

5.12                           Notice of Developments.  Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, or the Guarantee to be materially untrue or inaccurate and (ii) any failure by such other party to comply with,

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perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement.

5.13                           State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar Law is or may become applicable to the Merger, the Company, Merger Sub and Parent shall each take such commercially reasonable actions as are necessary so that the transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions of this Agreement.

5.14                           Exchange De-listing.  Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.15                           Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16                           Shareholder Litigation.  The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any litigation brought by shareholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation, or consent to the same, without the prior written consent of Parent.

5.17                           Benefit Plans.

(a)                                  If and to the extent reasonably requested by Parent, the Company shall amend or terminate any Company Plan; provided, however, any such amendment or termination shall comply with all applicable laws and shall not be required if (i) otherwise prohibited by the terms of any applicable collective bargaining agreements, or (ii) any such requested amendment or termination would cause the Company to incur any material liability or other material obligation.  Any such amendment or termination may be made conditional upon Closing provided that such amendment or termination become effective immediately prior thereto.

(b)                                 Parent agrees that it will notify the Company at least five (5) days prior to Closing as to (i) whether it wishes the Company to assign and transfer to Parent any of its health or other benefit plan policies of insurance and (ii) whether (A) it will continue to sponsor the Company’s 401(k) profit sharing plan either as a merged plan with Parent’s existing 401(k) profit sharing plan or as a separate plan or (B) it desires that the Company’s 401(k) profit sharing plan be terminated prior to Closing.

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ARTICLE  VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

6.1                                 Company Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite action of the shareholders of the Company.

6.2                                 No Injunction.  At the Closing Date, there shall be no Law or Governmental Order that is in effect that restrains or prohibits the consummation of the Merger; provided that, with respect to any Governmental Order, the party against whom such Governmental Order is directed shall have used its commercially reasonable efforts to have such Governmental Order vacated or lifted.

ARTICLE  VII

CONDITIONS OF PARENT’S OBLIGATION TO CLOSE

Parent’s obligation to consummate the Merger shall be subject to the satisfaction or waiver, on the Closing Date, of the following conditions:

7.1                                 Covenants.  The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to Closing.

7.2                                 Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except (i) for changes contemplated by this Agreement, and (ii) with respect to the representations and warranties made in Sections 3.1(d), 3.3, 3.4(b), 3.4(c), 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.20, and 3.21 (in each case, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) where such failure to be true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect.

7.3                                 Certificate.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company indicating that the conditions provided in Sections 7.1 and 7.2 have been satisfied.

7.4                                 Consents.  The consents disclosed in Exhibit B attached hereto will have been obtained.

7.5                                 Payoff Letters.  The payoff letters disclosed in Exhibit C attached hereto will have been delivered.

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ARTICLE  VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS TO CLOSE

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver, on the Closing Date, of all of the following conditions:

8.1                                 Covenants.  Each of Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to Closing.

8.2                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not had and would not reasonably be expected to materially impair, delay or prevent consummation of the Merger.

8.3                                 Certificates.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Sections 8.1 and 8.2 have been satisfied.

8.4                                 Merger Consideration and Other Payments.  The Paying Agent shall have received, concurrent with Closing, on behalf of the holders of outstanding shares of Company Common Stock and Company Options, the Common Stock Merger Consideration to be paid in accordance with Sections 2.7(a) and 2.8.  The Company shall have received all funds necessary to pay the Obligations and any other indebtedness of the Company that will be repayable concurrent with Closing (including at the option of the relevant creditor).

ARTICLE  IX

TERMINATION

9.1                                 Termination.  Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to Closing by:

(a)                                  the mutual written consent of the Company and Parent;

(b)                                 either Company or Parent, in the event that the Effective Time shall not have occurred on or before December 31, 2009 (the “End Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available at any time during which any legal proceeding is pending between the Company and either Parent (or any of its Affiliates) or any Company shareholder(s) in connection with this Agreement or any of the transactions contemplated hereby, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the End Date, or (B) the failure of the Effective Time to have occurred prior to the End Date;

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(c)                                  either the Company or Parent, if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;

(d)                                 either the Company or Parent, if the Special Meeting (including any adjournments and postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain the Company Shareholder Approval;

(e)                                  either Company or Parent if before Closing the Board of Directors of the Company or any committee thereof shall have (i) materially breached the covenants set forth in Section 5.11; (ii) recommended a Superior Proposal or failed to publicly announce its recommendation against a Superior Proposal within ten business days after the first public announcement of or filing with the SEC regarding the Superior Proposal; (iii) withdrawn, modified or amended its approval or recommendation of this Agreement or the Merger or failed to reaffirm its approval or recommendation of this Agreement or the Merger within ten business days upon Parent’s reasonable request at any time after the first public announcement of or filing with the SEC regarding an Acquisition Proposal; (iv) have executed an agreement in principle or definitive agreement relating to a Superior Proposal or similar business combination with a third-party; or (v) have resolved to do any of the foregoing.

9.2                                 Procedure and Effect of Termination.

(a)                                  In the event of termination of this Agreement by a party hereto entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 9.2(b), and Article X shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of any covenant or agreement of such party contained in this Agreement.

(b)                                 The Company shall pay to Parent a fee equal to $1,500,000 (the “Termination Fee”) by wire transfer of immediately available funds (i) in the event that this Agreement is terminated pursuant to Section 9.1 (e) or (ii) in the event that Parent or the Company terminates this Agreement pursuant to Section 9.1(d) and any Person shall have made an Acquisition Proposal (except that solely for purposes of this usage, all references in the definition of “Acquisition Proposal” to “10%” shall be deemed to be references to 25%) after the date of this Agreement which proposal has been publicly

40

disclosed and not withdrawn prior to the termination of this Agreement by any party pursuant to Section 9.1(d).  The Termination Fee shall be payable no later than five business days after such termination. The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement.  The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(b) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty, and shall be the exclusive remedy of the Parent and its Affiliates for any loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Company nor its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein.

9.3                                 Limitation on Parent Liability.  Notwithstanding anything to the contrary herein, the maximum aggregate liability of Parent and Merger Sub hereunder shall be limited to the sum of $20,000,000.  In no event shall the Company or its Affiliates seek or permit to be sought on behalf of the Company or its shareholders any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from the Parent Group or the Merger Sub in excess of this amount.

ARTICLE  X

MISCELLANEOUS

10.1                           Notices  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by telecopy, in each case, to the appropriate address or number as set forth below.

(a)                                  Notices to the Company shall be addressed to:

Goldleaf Financial Solutions, Inc.

350 Technology Blvd., Suite 200

Norcross, Georgia 30092

Attn: G. Lynn Boggs

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.

315 Deaderick Street

Suite 1800

Nashville, Tennessee 37238

Attn:  David Cox

Facsimile: (615) 251-1056

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or at such other address and to the attention of such other Person as the Company may designate by written notice to the other party hereto.

(b)                                 Notices to Parent or Merger Sub shall be addressed to:

Jack Henry & Associates, Inc.

663 W. Highway 60

P.O. Box 807

Monett, Missouri  65708-8215

Attn:  Robert T. Schendel, General Counsel

Facsimile:  (877) 419-3299

with a copy to:

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Attn:  Thomas J. Lynn

Facsimile: (816) 412-1242

or at such other address and to the attention of such other Person as Parent and Merger Sub may designate by written notice to the Company.

10.2                           Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.3                           Entire Agreement. This Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.4                           Expenses.  Except as otherwise set forth in this Agreement or the Disclosure Schedule, each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, whether the Merger is or is not consummated.  No later than three (3) business days prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the parties disclosed in Section 10.4 of the Disclosure Schedule.  The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.  All such amounts shall be paid by wire transfer from Company or Parent at or prior to Closing.

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10.5                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by Parent, Merger Sub and the Company and delivered to Parent, Merger Sub and the Company.

10.6                           Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, so long as such substitution would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Company Required Governmental Approval or Parent Required Governmental Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iv) materially delay the consummation of the Merger or (v) otherwise negatively affect the Company or its shareholders. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

10.7                           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article IX the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the Middle District of Tennessee, this being in addition to any other remedy which they are entitled at law or in equity.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the Middle District of Tennessee. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

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10.8                           Amendments and Waivers.  This Agreement, and the terms and provisions of this Agreement, may be waived or amended only by an instrument or instruments in writing signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

10.9                           No Implied Representation; Non-Survival. Notwithstanding anything contained in Article III or IV or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries, and it is understood that Parent and Merger Sub take the business of the Company and its Subsidiaries as is and where is. It is understood that any estimates, projections or other predictions contained or referred to in the Disclosure Schedule or the Parent Disclosure Schedule or in the materials that have been provided to Parent are not and shall not be deemed to be representations or warranties of the Company. The representations, warranties, and covenants (other than those covenants which by their terms contemplate performance after the Effective Time) in this Agreement shall terminate at the Effective Time.

10.10                     Construction of Certain Provisions.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.

10.11                     Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.

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10.12                     Knowledge. For the purposes of this Agreement references to the “Knowledge of the Company” in this Agreement, or words of similar import, shall mean the knowledge of the Company’s officers and division heads listed in Section 10.12 of the Disclosure Schedule, and references to the “Knowledge of Parent” in this Agreement, or words of similar import, shall mean the knowledge of Parent’s officers and division heads listed in Section 10.12 of the Parent Disclosure Schedule.

10.13                     Third-party Beneficiaries. Section 5.7, insofar as it relates to director and officer indemnification and insurance, shall inure for the benefit of, and shall be enforceable by, such directors and officers entitled to such indemnification. Except as otherwise provided by the terms hereof, this Agreement shall not confer upon any Person not a party hereto (or their successors and assigns permitted by Section 10.6) any rights or remedies hereunder.

10.14                     Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

10.15                     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PARENT:

JACK HENRY & ASSOCIATES, INC.

By:	/s/ Jack Prim
Name:	Jack Prim
Title:	CEO

MERGER SUB:

PEACHTREE ACQUISITION CORPORATION

By:	/s/ Jack Prim
Name:	Jack Prim
Title:	President

COMPANY:

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ Lynn Boggs
Name:	Lynn Boggs
Title:	CEO

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Annex B

August 16, 2009

Board of Directors

Goldleaf Financial Solutions Inc.

350 Technology Parkway, Suite 200

Norcross, GA 30092

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders, as defined below, of the outstanding common stock, no par value (the “Common Stock”) of Goldleaf Financial Solutions Inc. (the “Company”) of the consideration to be received by such holders in connection with the Merger (the “Merger”) of Peachtree Acquisition Corporation (“Merger Sub”), a Delaware corporation with and into the Company pursuant and subject to the Agreement and Plan of Merger by and among the Company, Merger Sub and Jack Henry & Associates, Inc. (“Jack Henry”), a Delaware corporation dated as of August 16, 2009 (the “Agreement”).  For purposes hereof, “Shareholders” means the holders of the Common Stock other than Merger Sub, Jack Henry and the Company.  Under and subject to the terms of the Agreement, the consideration to be paid to the Shareholders in exchange for all the outstanding Common Stock of the Company will be the right to receive $0.98 in cash per share of outstanding Common Stock, without interest or dividends thereon.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.               reviewed the draft of the Agreement dated August 16, 2009;

2.               reviewed the financial terms and conditions as stated in the Agreement;

3.               reviewed the audited financial statements of the Company as of and for the year ended December 31, 2008, and the unaudited financial statements for the quarterly periods ended December 31, 2008 and March 31, 2009 and for the monthly periods ended January through June of 2009;

4.               reviewed the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2008, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the draft Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

5.               reviewed the Company’s senior credit agreement;

6.               reviewed other Company financial and operating information requested from and/or provided by the Company;

7.               reviewed certain other publicly available information on the Company;

8.               discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

9.               reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

10.         reviewed the reported price and trading activity for the shares of the Company Common Stock;

11.         compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

12.         reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

13.         performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Jack Henry, Merger Sub or any other party, and we have undertaken no duty or responsibility to verify independently any of such information.  We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 16, 2009 and any material change in such circumstances

2

and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger.  We did not structure the Merger or negotiate the final terms of the Merger.  Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders.  We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.  In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Shareholders as is described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection to Company employees or other Shareholders in connection with the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.  The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger.  Raymond James will also receive a fee upon the delivery of this opinion.  In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

3

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Jack Henry for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger.  Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party.  This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of August 16, 2009, the consideration to be received by the Shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

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PROXY          GOLDLEAF FINANCIAL SOLUTIONS, INC.    PROXY

SPECIAL MEETING OF SHAREHOLDERS, SEPTEMBER 29, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Lynn Boggs and Dan Owens, and each of them acting individually, as proxies, with full power of substitution, to vote all shares of the undersigned at the special meeting of the shareholders of Goldleaf Financial Solutions, Inc., to be held on September 29, 2009, at 8:00 a.m. Central Time, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee and at any adjournments or postponements thereof, upon the following matters, all as more fully described in the proxy statement for said special meeting (receipt of which is hereby acknowledged).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING:

(1)                        A proposal to approve the Agreement and Plan of Merger, dated as of August 16, 2009, by and among Goldleaf Financial Solutions, Inc., a Tennessee corporation (“Goldleaf”), Jack Henry & Associates, Inc., a Delaware corporation (“Jack Henry”), and Peachtree Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Jack Henry, as amended from time to time, pursuant to which Goldleaf will be acquired by Jack Henry.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

(2)                        A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

(Continued on reverse side)

(Continued from other side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:	, 2009

Dated:	, 2009

Signatures of shareholder(s) should correspond exactly with the name printed hereon.  Joint owners should each sign personally.  Executors, administrators, trustees, etc., should give full title and authority.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

350 Technology Parkway, Suite 200

Norcross, Georgia 30092

Vote by Telephone:

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico anytime on a touch tone telephone.

Vote by the Internet:

Log on to the Internet and go to www.investorvote.com/GFSI.  Follow the steps outlined on the secure website.

If you vote your proxy by the Internet or by telephone, you do NOT need to mail back your proxy card.